                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ----------------------


                                    Form 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of report (Date of earliest event reported)         August 10, 1998
                                               ---------------------------------




                              U.S. Industries, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




     Delaware                      33-47101                  22-3568449
------------------------        ----------------        -------------------
   (State or other               (Commission              (I.R.S. Employer
   jurisdiction of                 File No.)             Identification No.)
   incorporation)




                              101 Wood Avenue South
                            Iselin, New Jersey 08830
--------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)



Registrant's telephone number, including area code: (732) 767-0700

                              U.S. INDUSTRIES, INC.

                                      INDEX

                                                                                         Page No.
Introductory Note ........................................................................   3

Selected Financial Data ..................................................................   4

Fiscal Years Ended September 30, 1995, 1996 and 1997

Management's Discussion and Analysis of Financial Condition and
Results of Operations ....................................................................   5

Report of Independent Auditors ...........................................................  13

Report of Independent Accountants ........................................................  14

Consolidated (Combined) Statements of Operations for
the fiscal years ended September 30, 1997, 1996 and 1995 .................................  15


Consolidated Balance Sheets at September 30, 1997 and 1996 ...............................  16


Consolidated (Combined) Statements of Cash Flows for
the fiscal years ended September 30, 1997, 1996 and 1995 .................................  17


Consolidated (Combined) Statements of Changes in Stockholders' Equity/Invested Capital for
the fiscal years ended September 30, 1997, 1996 and 1995 .................................  18

Notes to Consolidated (Combined) Financial Statements ....................................  19

Three Months Ended December 31, 1997 and 1996

Managements Discussion and Analysis of Financial Condition and Results of Operation ......  47

Consolidated Statements of Operations for the three
months ended December 31, 1997 and 1996 ..................................................  51

Consolidated Balance Sheets at December 31, 1997 and September 30, 1997 ..................  52

Consolidated Statements of Cash Flows for the three
months ended December 31, 1997 and 1996 ..................................................  53

Notes to Consolidated Financial Statements ...............................................  54

Periods Ended March 31, 1997 and 1998

Managements Discussion and Analysis of Financial Condition and Results of Operation ......  59

Consolidated Statements of Operations for the three
and six months ended March 31, 1998 and 1997 .............................................  64

Consolidated Balance Sheets at March 31, 1998 and September 30, 1997 .....................  65

Consolidated Statements of Cash Flows for the six month ended
March 31, 1998 and  1997 .................................................................  66

Notes to Consolidated Financial Statements ...............................................  67

Signatures ...............................................................................  73

Exhibit Index ............................................................................  74

 Item 5 Other Events

                               Introductory Note

       As previously reported in the Current Reports on Form 8-K dated June 25, 1998 and effective June 11, 1998, pursuant to the Agreement and Plan of Merger, dated as of February 16, 1998, as amended March 31, 1998 (the "Merger Agreement"), among U.S. Industries, Inc., a Delaware Corporation ("Old USI"), USI, Inc., a Delaware Corporation (the "Company"), Blue Merger Corp., a Delaware Corporation ("Blue"), Zoro Merger Corp., a Pennsylvania Corporation ("Zoro"), and Zurn Industries, Inc., a Pennsylvania Corporation ("Zurn"), Blue was merged with and into Old USI and Zoro was merged with and into Zurn with each of Old USI and Zurn continuing as a surviving corporation (the "Mergers"). Each of Old USI and Zurn became a wholly owned subsidiary of the Company and former stockholders of Old USI and former shareholders of Zurn became stockholders of the Company. In connection with the Mergers, Old USI changed its name to "USI Atlantic Corp." and the Company changed its name to "U.S.
Industries, Inc."

       Pursuant to the Merger Agreement, (a) each outstanding share of common stock, par value $.01 per share, of Old USI was converted into one share of common stock, par value $.01 per share, of the Company ("Company Common Stock") and (b) each outstanding share of common stock, par value $.50 per share, of Zurn ("Zurn Common Stock") was converted into 1.6 shares of Company Common Stock. Holders of Zurn Common Stock instead received an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise have been entitled (after taking into account all shares of Zurn Common Stock held on June 11, 1998 by such holder) by (ii) $27.00, the closing price for a share of Company Common Stock on the NYSE Composite Transaction Tape on June 12, 1998.

       Pursuant to the Merger Agreement, the Company issued to Zurn's shareholders an aggregate of 20,439,910 shares of Company Common Stock and $46,467.73 in cash, and to Old USI's stockholders an aggregate of 77,726,034 shares of Company Common Stock.

     The following consolidated (combined) financial statements give retroactive effect to the Mergers in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Old USI and Zurn had always been combined. The consolidated (combined) financial statements of the Company also give retroactive effect to the Company's realignment of its business units, subsequent to completion of the Mergers, into four operating units: Bath and Plumbing Products, Lighting Corporation of America, Hardware and Tools and Diversified. The consolidated (combined) statement of changes in stockholders' equity reflects the accounts of the Company as if the additional common stock had been issued during the periods presented. The consolidated (combined) financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Old USI and Zurn, included in their Annual Reports on Form 10-K for the fiscal years ended September 30, 1997 and March 31, 1997, respectively.

       Prior to the filing of the Current Report on Form 8-K, the Company has filed its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, which includes the date of consummation of the Zurn Merger.

Disclosure Regarding Forward-Looking Statements
-----------------------------------------------

       All statements other than statements of historical fact included in this Report are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Various economic and competitive factors could cause actual results to differ materially from the expectations reflected in such forward-looking statements, including factors which are outside the control of the Company, such as interest rates, foreign currency exchange rates, consumer spending patterns, availability of consumer credit, levels of residential and commercial construction, levels of automotive production, changes in raw material costs and instability in the Asian markets, along with the other factors noted in this Report and in other documents filed by the Company or its predecessor with the Securities and Exchange Commission. In addition, the Company's future results are subject to uncertainties relating to the Company's ability to consummate its business strategy, including realizing marketing synergies and cost savings from the integregation of its acquired businesses. All subsequent written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing factors.

                             SELECTED FINANCIAL DATA



         Effective June 11, 1998, U.S. Industries, Inc. and Zurn Industries, Inc. completed a merger that was accounted for as a pooling of interests. The following tables sets forth the combined historical selected financial data of the merged companies:



                                                                    Year Ended September 30,
                                                    ---------------------------------------------------------
                                                          1997        1996    1995 (1)       1994       1993
                                                          ----        ----    --------       ----       ----
                                                                (in millions, except per share)
Income Statement Data:
Net sales......................................         $2,716      $2,364      $2,181     $2,080     $1,937
Operating income...............................            287         239         105        196        154
Income (loss) from continuing operations.......            136         104        (42)         53         25
Net income (loss)..............................            252         138        (72)         87         47
Income from continuing operations per share (2)
   Basic.......................................           1.48        1.09           -          -          -
   Diluted.....................................           1.43        1.07           -          -          -
Net income (loss) per share (2)................
   Basic.......................................           2.73        1.45           -          -          -
   Diluted.....................................           2.64        1.42           -          -          -
Cash dividend declared per share...............            .05           -           -          -          -

Balance Sheet Data (at period end):
Cash and cash equivalents......................            $67         $57         $67        $34        $31
Working capital................................            651         697         721      1,159      1,310
Total assets...................................          2,538       2,502       2,232      2,608      2,709
Total debt (3).................................            746         930         839        997        999
Stockholders' equity/Invested capital..........            950         758         643      1,022      1,124

----------

(1) USI changed its accounting policy for evaluating goodwill impairment in fiscal 1995, resulting in a charge of $98 million, which affects comparability between fiscal 1995 and previous fiscal years. Prior periods have not been restated. Fiscal 1995 operating income includes charges of $2 million to close certain underutilized facilities of the lighting products operations. See Notes 11 and 12 to the Consolidated (Combined) Financial Statements contained in the USI 1997 for 10-K1A, which is incorporated by reference herein.

(2) All earnings per share data has been prepared in accordance with SFAS 128, which was adopted on December 31, 1997. The adoption of SFAS 128 did not have a material impact on the information previously presented.

(3) Amounts in fiscal 1994 and 1993 primarily represent intercompany notes payable to Hanson plc.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

         The Company's operations are grouped into four segments: Bath and Plumbing Products, Lighting Corporation of America, Hardware and Tools and Diversified. The results of all operations sold or classified as discontinued are excluded from the table and discussion below. (See Note 4 to the Consolidated (Combined) Financial Statements.) On June 11, 1998 U.S. Industries, Inc. ("USI") merged with Zurn Industries, Inc. ("Zurn"). The merger was accounted for as a pooling of interests. Prior to the merger, Zurn's financial year ended on March 31. In recording the business combination Zurn's results of operations, financial position and cash flows as of and for the year ended September 30, 1997 have been restated to conform to USI's fiscal year end. For the years ended September 30, 1996 and 1995 USI's results of operations and cash flows have been combined with the results of operations and cash flows of Zurn for the years ended March 31, 1997 and 1996, respectively, and the consolidated balance sheet of USI as of September 30, 1996 has been combined with the balance sheet of Zurn as of March 31, 1997.

                                                                                           (in millions)
                                                                                         Fiscal Year Ended
                                                                                           September 30,
                                                                                           -------------
                                                                              1997             1996            1995 (1)
                                                                              ----             ----            --------
Net Sales
  Bath and Plumbing Products............................................   $        879        $      685       $      568
  Lighting Corporation of America.......................................            538               508              492
  Hardware and Tools....................................................            308               238              200
  Diversified...........................................................            991               933              921
                                                                         ---------------  ----------------  ---------------
        Total Net Sales.................................................   $      2,716        $    2,364       $    2,181

                                                                         ---------------  ----------------  ---------------
                                                                         ---------------  ----------------  ---------------

Operating Income (Loss) (2)
  Bath and Plumbing Products............................................   $        101         $      88       $       77
  Lighting Corporation of America.......................................             42                36             (74)
  Hardware and Tools....................................................             34                31               24
  Diversified...........................................................            137               111              105
                                                                         ---------------  ----------------  ---------------
Operating Income before corporate expenses                                          314               266              132
  and management fees...................................................
Corporate expenses and management fees..................................           (27)              (27)             (27)
                                                                         ---------------  ----------------  ---------------
        Total Operating Income..........................................    $      287         $     239       $      105
                                                                         ---------------  ----------------  ---------------
                                                                         ---------------  ----------------  ---------------


(1) Fiscal 1995 includes nonrecurring charges of $100 million related to the Lighting Corporation of America to adopt a new method of evaluating the recoverability of goodwill and measuring for permanent impairment and to close underutilized facilities. (See Notes 11 and 12 to the Consolidated (Combined) Financial Statements).

(2) Fiscal 1997 operating income for the Diversified operations includes $2 million of equity earnings from the Company's investment in UPI.

Fiscal 1997 Compared to Fiscal 1996

         The Company had sales of $2,716 million and operating income of $287 million in fiscal 1997, increases of $352 million (14.9%) and $48 million (20.1%), respectively, from fiscal 1996.

         The Bath and Plumbing Products operations had sales and operating income of $879 million and operating income of $101 million, increases of $194 million (28.3%) and $13 million (14.8%), respectively. The Bath and Plumbing Products operations includes the results of Zurn. The increase in sales and operating profit is primarily due to Zurn's acquisition of Eljer in January 1997.The bath and plumbing products operations had strong domestic sales to large do- it-yourself (DIY) retailers and an increase in sales in the fire protection business due to strong growth of construction activity on the West Coast. An increase in operating profits from domestic bath operations was substantially offset by a decline in operating income in European bath products operations.

         The Lighting Corporation of America had sales of $538 million and operating income of $42 million, increases of $30 million (5.9%) and $6 million (16.7%), respectively, from fiscal 1996. Particularly strong results were reported by the Company's outdoor and residential lighting companies. The outdoor lighting companies benefitted from new product introductions and favorable market conditions in the high-end architectural and commercial outdoor categories. In the residential lighting segment, sales and profits increased due to the strong housing market. In commercial indoor lighting, operating income was flat on slightly increased sales as competitive pricing conditions continued.

         The Hardware and Tools operations had sales of $308 million and operating income of $34 million, increases of $70 million (29.4%) and $3 million (9.7%), respectively. The operating income was negatively impacted due to a difficult fourth quarter experienced by the company's ladder operations. Fourth quarter sales and operating profits declined in the ladder business, due to highly competitive market conditions in the DIY distribution channels, which also resulted in a negative profit comparison for the full year. Sales and operating income from lawn and garden products increased as the Company benefited from new product introductions in the wheeled goods category. Also adding to results were contributions from the acquisition of the assets of Woodings-Verona Tool Works, Inc., a manufacturer of striking tools acquired in January 1997, and the acquisition of IXL Manufacturing, Inc., a manufacturer of handles for tools, acquired in July 1997.

         The Diversified operations had sales of $991 million and operating income of $137 million, increases of $58 million (6.2%) and $26 million (23.4%), respectively. The significant increase in operating income was primarily due to the increases in the toy, textile, metal automotive components and bearing refurbishment businesses, partially offset by declines in vacuum cleaner sales and footwear operations. Toy profits rose significantly due to lower advertising costs and the absence of one-time charges associated with the exit from promotional toys, and reduced manufacturing costs. Sales and profits also increased in the core collectible and agricultural toy categories. Improved tricot sales, reduced lace reserves and better manufacturing performance contributed to the improved textile operations. For the full year, domestic and international vacuum cleaner unit sales were lower due to continued domestic weakness and weather related international weakness during the second half of the year. Sales and operating profits in the footwear operations suffered from the absence of promotional programs in child and infant shoe categories that positively affected fiscal 1996. Sales in the automotive leather products operations increased significantly, however the market was highly competitive during the year and profitability was reduced by the poor quality of hides available in the marketplace.

         Discontinued Operations and Extraordinary Loss

         The Company had income from discontinued operations of $118 million in fiscal 1997, consisting of gains on disposals of discontinued operations of $113 million, net of tax, and income from operations of discontinued operations of $5 million. The gains resulted from the sales, in separate transactions, of Tubular Textile Machinery Division, SCM Metal Products, Inc., QPF, Inc., the Company's equity investment in Ground Round Restaurants, Inc. ("Ground Round"), SunLite Casual Furniture, Inc.'s resin outdoor furniture business and Odyssey Golf for total consideration of $334 million. The income from operations of discontinued operations consisted of the results of the above named companies, as well as Tommy Armour Golf Company which was sold in November 1997 and SunLite Casual Furniture's wrought iron and aluminum outdoor furniture business which was discontinued in June 1998.

         In fiscal 1996, the Company had income from discontinued operations of $59 million, consisting of net gains on disposals of discontinued operations of $58 million, net of taxes and income from operations of discontinued operations of $1 million. The gains resulted from the sales, in separate transactions, of Office Group America, Inc., Blue Mountain Industries, Farberware, Inc., Spartus Electronics Corporation, Piedmont Moulding Corporation, Jade Holdings, Inc., Universal Gym Equipment, Inc. and Franklin Dyed Yarns for total cash consideration of $241 million and notes of $6 million, which resulted in gains of $68 million, net of tax. This was offset by a charge of $2 million, net of a tax benefit of $1 million, to reduce the carrying value of the Company's equity investment in Ground Round to its estimated realizable value and losses of $7.5 million, net of a tax benefit of $1.6 million, on the sale of Zurn's Lynx Golf, Mechanical Power Transmission Segments and portions of the Power Systems segment for total consideration of $68 million. The income from operations of discontinued operations consisted of the results of the above named companies, as well as companies noted in the preceding paragraph.

         In conjunction with the repayment of all outstanding indebtedness under a prior credit agreement, during the first quarter of fiscal 1997, a net of tax, non-cash, extraordinary charge of $2 million was incurred to write off unamortized deferred financing costs and for previously deferred losses associated with interest rate protection agreements. During the first quarter of fiscal 1996, a net of tax, non-cash, extraordinary charge of $25 million was incurred to write off unamortized deferred financing costs and previously deferred losses associated with interest rate protection agreements.

         Gain on Sale of Subsidiary Stock

         In January 1997, an initial public offering of 25% of the shares Jade Technologies Singapore, Ltd. ("Jade"), a manufacturer of lead frames for the electronics industry, was completed. Jade sold 8,000,000 shares at approximately $.53 per share, generating cash proceeds of approximately $4 million. The Company recorded a gain of approximately $1 million ($700,000 after provision for deferred income taxes) in connection with the sale. Immediately after the transaction, the Company owned approximately 75% of the outstanding shares of Jade. The Company does not contemplate any significant repurchases of shares within one year from the transaction or thereafter.

         Interest and Taxes

         Interest expense was $59 million for fiscal 1997, a $5 million (8%) decrease from the prior fiscal year. The decrease reflects lower levels of debt outstanding and lower borrowing costs in the first half of the year. Interest income was $7 million for fiscal 1997, a $4 million (36%) decrease from fiscal 1996.

         The provision for income taxes for continuing operations totaled $102 million for fiscal 1997 on pre-tax income of $238 million (a 42.9% effective tax rate) compared to a $82 million provision on pre-tax income of $186 million for fiscal 1996 (a 44.1% effective rate). The lower tax rate was primarily attributable to the increased utilization of foreign tax credits partially offset by the non deductible goodwill amortization from the Eljer acquisition.

Fiscal 1996 Compared to Fiscal 1995

         The Company had sales of $2,364 million and operating income of $239 million in fiscal 1996, increases of $183 million (8.4%) and $134 million (127.6%), respectively, from fiscal 1995. For the years ended September 30, 1996 and 1995 USI's results of operations have been combined with the results of operations of Zurn for the years ended March 31, 1997 and 1996, respectively. During the third quarter of fiscal 1995, the Company recorded non-recurring charges totaling $100 million to write-off permanently impaired goodwill from previous acquisitions and to consolidate certain underutilized Lighting Corporation of America Operations facilities. Excluding non-recurring charges, operating income increased $34 million (16.6%) compared to fiscal 1995.

         The Bath and Plumbing Products operations had sales and operating income of $685 million and operating income of $88 million, increases of $117 million (20.6%) and $11 million (14.3%), respectively. The Bath and Plumbing Products operations includes the results of Zurn. The increase in sales includes approximately $60 million in sales for the period from January through March 1997 associated with the Eljer acquisition. While domestic bath sales increased, market competition resulted in reduced margins leading to a flat domestic operating income. Internationally, sales were down slightly but operating income increased due to a shift in sales towards higher margin products and the net beneficial effect of a stronger Italian lira. Fiscal 1996 sales also include a partial year's contribution from a manufacturer of above-ground swimming pools (acquired in April 1996).

         The Lighting Corporation of America had sales of $508 million and operating income of $36 million, increases of $16 million (3.3%) and $110 million (148.6%), respectively, from fiscal 1995. Fiscal 1995 results include nonrecurring charges of $98 million to reflect the permanent impairment of goodwill and $2 million to consolidate certain underutilized facilities. Excluding non-recurring charges, operating income increased $10 million (38.5%) over fiscal 1995. Strong sales at the Company's outdoor lighting subsidiaries, cost reductions and reduced goodwill amortization resulted in increased operating income, despite soft construction market conditions affecting the Company's commercial lighting subsidiaries.

         The Hardware and Tools operations had sales of $238 million and operating income of $31 million, increases of $38 million (19.0%) and $7 million (29.2%), respectively. The Company's domestic garden tool operations performed well relative to the prior year, more than offsetting weak results at its Canadian operation. The improvement resulted from strong spring tool sales, successful product introductions, lower raw material costs, favorable weather conditions and growth at key DIY accounts. Fiscal 1996 results include a full year's contributions from the Company's plastic injection molding operations (acquired in May 1995) and a partial year's contribution from its ladder subsidiary (acquired in July 1996).

         The Diversified operations had sales of $933 million and operating income of $111 million, increases of $12 million (1.3%) and $6 million (5.7%), respectively. Higher margin international sales of vacuum cleaners increased dramatically compared to fiscal 1995, offsetting weaker domestic sales. Results at the Company's toy subsidiary were substantially below those of the prior year due to the failure of, and accelerated withdrawal from, the Company's promotional toy category. This withdrawal, which resulted in a number of charges for anticipated inventory mark-downs, was undertaken to reposition and focus the subsidiary on its core product lines. The core product lines performed favorably compared to the prior year. Additionally, weak market conditions for high margin western footwear and resulting inventory liquidations adversely affected results during fiscal 1996. In the textiles market, softness experienced throughout fiscal 1996 caused shortfalls in sales of both tricot and lace. A $1 million inventory charge taken during fiscal 1995 resulted in a relative improvement in fiscal 1996. Fiscal 1996 results also reflect weaker performance at the Company's premium automotive leather business and weakness in the semi-conductor dependent lead frame market, which were more than offset by improvement at its plastic and metal automotive components businesses and bearing refurbishment business. The automotive leather business showed improved sales due to the recovery of foreign sales lost in fiscal 1995 resulting from the threat of tariff sanctions against certain Japanese automobiles supplied by the Company and the building of inventories by domestic automobile manufacturers during the fourth quarter of fiscal 1996 in anticipation of a potential strike by the United Auto Workers union. However, the volume increases were more than offset by the negative impact of contractual hide price pass throughs, lower prices for sales of split hides (excess leather produced when hides are "split" during the production of automotive and other premium leather) and high price concessions.

         Discontinued Operations and Extraordinary Loss

         In fiscal 1996, income from discontinued operations of $59 million consisted of gains on disposals of discontinued operations of $58 million and income from operations of discontinued operations of $1 million. The gains resulted from the sales, in separate transactions, of Office Group America, Inc., Blue Mountain Industries, Farberware, Inc., Spartus Electronics Corporation, Piedmont Moulding Corporation, Jade Holdings, Inc., Universal Gym Equipment, Inc., and Franklin Dyed Yarns for cash of $241 million and notes of $6 million, which resulted in gains of $68 million, net of tax. This was offset by a charge of $2 million, net of a tax benefit of $1 million, to reduce the carrying value of the Company's equity investment in Ground Round to its estimated realizable value and the net loss of $7.5 million, net of a tax benefit of $1.6 million, on the sale of the Lynx Golf and Mechanical Power Transmission segments and portions of the Power Systems segment of $9 million for total proceeds of $68 million. The income from operations of discontinued operations consisted of the results of the above named companies, as well as companies not yet disposed of as of September 30, 1996.

         In fiscal 1995, the Company had a loss from discontinued operations of $30 million consisting of losses on disposals of discontinued operations of $44 million and income from operations of discontinued operations of $4 million. Losses on dispositions reflect non-cash charges of $53 million, net of tax, recorded at the time of adoption of a formal plan of disposal to reduce the carrying value of several discontinued operations to their expected net realizable value, a $1 million loss, net of tax, related to the Company's disposition of its equity investment in Beazer Homes USA, Inc. ("Beazer Homes") and a gain of $11 million on the sale of Bear Archery, Inc., Valley Recreation Products, Inc., Teters Floral Products, Inc., MW Manufacturers, Inc., Brown Moulding Company, Inc. and Halkey-Roberts Corporation for $200 million. Income from operations of discontinued operations consisted of the results of the above-named companies, as well as companies not yet disposed of as of September 30, 1995.

         During the first quarter of fiscal 1996, a net of tax, non-cash, extraordinary charge of $25 million was incurred to write-off unamortized deferred financing costs and accrue for previously deferred losses associated with interest rate protection agreements.

         Interest and Taxes

         Interest expense was $64 million for fiscal 1996, a $38 million (37.3%) decrease from fiscal 1995. The decrease reflects lower levels of debt outstanding and lower average interest rates. Prior to May 31, 1995, outstanding indebtedness was comprised primarily of notes payable to Hanson with interest at fixed rates which were higher than those incurred under the Company's credit facilities and indebtedness of Zurn Industries. Interest income was $11 million for fiscal 1996, unchanged from fiscal 1995.

         The provision for income taxes totaled $82 million for fiscal 1996 on pre-tax income of $186 million (a 44.1% effective tax rate) compared to a $54 million provision on a pre-tax income of $12 million for fiscal 1995. The fiscal 1995 pre-tax income included significant nondeductible non-recurring charges.

                        Liquidity and Capital Resources

         The Company's primary sources of liquidity and capital resources are cash from operations, external borrowings and proceeds from the sales of non-core businesses and assets. For fiscal 1997 cash from operations and proceeds from the sales of non-core businesses and assets exceeded the cash used for capital expenditures, acquisitions, common stock repurchases and dividends leading to an overall decrease in outstanding debt at year-end.

         Net cash provided by operating activities was $57 million for fiscal 1997 compared to $143 million for fiscal 1996. Of these amounts $135 million and $163 million, respectively, were provided by continuing operations. The decrease in cash provided from operations is primarily attributable to increased tax payments, and certain other working capital requirements. Discontinued operations used $78 million and $20 million of cash in 1997 and 1996, respectively. The use of cash by discontinued operations in fiscal 1997 is primarily attributable to the increased working capital requirements of the Company's Power Systems segment and its golf operations prior to their sale.

         Net cash provided by investing activities was $97 million for fiscal 1997 compared to $62 million for fiscal 1996. Fiscal 1997 included proceeds $442 million from the sale of net assets held for disposition, real estate and marketable securities, partially offset due to expenditures of $269 million related to the acquisition of companies and capital expenditures of $76 million.

         Net cash used in financing activities was $139 million for fiscal 1997 compared to $215 million for fiscal 1996. Fiscal 1997 activity consists of long-term debt and notes payable repayments in excess of new borrowings totaling $75 million and the purchase of $67 million of the Company's common stock for treasury, partially offset by stock option proceeds.

         At September 30, 1997 the Company had current maturities of long-term debt and short-term notes payable aggregating $39 million. The Company had $200 million of unused availability under uncommitted short-term lines of credit and $400 million of unused credit available under the Existing Credit facility (as defined below) at September 30, 1997. The Company believes that cash provided by operations and availability under unused credit facilities will provide adequate support for cash needs for working capital, capital expenditures for existing businesses and future principal payments under the term loan facility.

         Total stockholders' equity increased by $192 million from September 1996 to September 1997, principally due to net income for fiscal 1997, partially offset by purchases $67 million of the Company's Common Stock for treasury.

Senior Notes and Credit Facility

         In fiscal 1997, USI American Holdings, Inc. ("USIAH"), a wholly owned subsidiary of the Company, issued $125 million aggregate principal amount of 7.25% Senior Notes due December 1, 2006 (the "Notes"). The net cash proceeds were $123 million after transaction fees and discounts. The Notes bear interest at 7.25% payable semiannually on June 1 and December 1, commencing June 1, 1997, and are redeemable at the option of USIAH in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted at a rate based on the yield to maturity of the Comparable U.S. Government securities plus 10 basis points, plus, in each case, accrued interest to the date of redemption. The Notes are fully and unconditionally guaranteed by USI. The Notes are unsecured but the indenture places restrictions on, among other things, liens, and subsidiary indebtedness (which are generally limited, together, to 10% of consolidated net tangible assets, as defined) and dividends and the purchase of Common Stock for treasury (based on a formula set forth in the indenture). At September 30, 1997, these restrictions limited dividends and purchases of Common Stock to $157 million. USIAH has exchanged the Notes, which were not registered under the Securities Act of 1933 at the time of issuance, for registered notes having substantially the same terms as the Notes. See Note 17 to the Consolidated Combined Financial Statements for the summary information of USIAH. The proceeds from the sale of the Notes were used to repay borrowings under the Company's existing credit agreement (the "Previous Credit Agreement"), the remainder of which was repaid using proceeds from the initial borrowing under a credit agreement date December 12, 1996 (the "Credit Agreement").

         The Credit Agreement consists of a five year revolving line of credit of up to an aggregate amount of $750 million. The revolving credit commitment will be permanently reduced by $100 million on December 12, 1999 and by an additional $150 million on December 12, 2000. The Credit Agreement includes (i) committed advances ("Committed Advances") and (ii) uncommitted bid option advances. The Committed Advances are at lower borrowing spreads than the previous credit agreement and bear interest based on, at the option of the Company, (i) specified spreads over London Interbank Offer Rate ("LIBOR") or
(ii) the higher of the rate of interest publicly announced by Bank of America in San Francisco, California as its reference rate or 50 basis points above federal funds rate in effect on such date (the "Base Rate"). The spreads on the LIBOR-based borrowings range between 15 and 62.5 basis points, based on the Company's senior unsecured debt rating for the relevant period. At September 30, 1997 three-month LIBOR was 5.72% per annum and the spread over LIBOR was 25 basis points. A facility fee, regardless of the amount utilized, is payable on a quarterly basis in arrears under the Credit Agreement on the full amount of the facility. The facility fee ranges between 7.5 and 25 basis points per annum, based upon the Company's senior unsecured debt ratings for the relevant period. At September 30, 1997, the facility fee was 12.5 basis points per annum.

         Zurn Industries, Inc., prior to giving effect to the merger, was an obligor under a $250 million secured credit facility. The facility consisted of a $200 million term loan, payable by excess annual cash flow and proceeds from sales of assets and investments to be applied in inverse order. The facility also included a $50 million revolving loan sub-limit to be used for general corporate purposes and letters of credit. Interest was at prime or Eurodollar rates plus 0% to 1.5% and .75% to 2.5% respectively, based on the defined ratio of total debt to earnings before interest, taxes, depreciation and amortization. Fees up to .375% are payable on utilized loan commitments. All amounts under the facility become due upon a change in control. As a result of the merger with the Company the facility became due and was repaid by the Company on June 11, 1998. The Company used proceeds from a short-term committed note, made available from one of its lenders, to repay the borrowings under the Zurn Facility. The short-term committed note bears interest at a rate of approximately 5.88% per annum and has a maturity date of September 11, 1998. The Company expects to refinance this obligation and a portion of its obligations under its existing credit agreement with a $300 million to $500 million debt offering in early August

         Interest paid, including amounts under swap agreements, during fiscal 1997, 1996 and 1995 was $63 million, $67 million, and $92 million, respectively (which included interest paid to Hanson of $60 million in 1995).

         The Credit Agreement places restrictions on, among other things, liens, mergers, consolidations and additional indebtedness. Its financial covenants require the Company to comply with a maximum ratio of total funded debt to capital and a consolidated leverage ratio.

         Risk Management

         To manage its interest rate exposure, the Company entered into interest rate protection agreements to receive a floating rate based on three-month LIBOR and pay a weighted average fixed rate. Currently, the fixed interest rates under the interest rate protection agreements range from 6.07% to 6.77% per annum. Net payments under the agreements amounted to approximately $5 million, $7 million and $2 million for fiscal 1997, 1996 and 1995, respectively. All interest rate protection agreements are of notional amounts and maturities that relate to specific portions of outstanding debt, and accordingly, are accounted for as hedge transactions. The aggregate notional amounts and periods covered by such agreements are as follows:

                  September 30, 1997 through May 28, 1999.................................$300 million
                  May 29, 1999 through September 30, 1999.................................$200 million
                  October 1, 1999 through September 30, 2000..............................$100 million

         To protect the U.S. dollar value of its anticipated profits denominated in foreign currencies, from time to time, the Company purchases foreign currency option contracts. The contracts are purchased and settled in U.S. dollars. The Company had no exposure with respect to these foreign currency options contracts other than the cost of such options. The cost of such foreign currency options was not material and was charged to operations over the period of the options.

         The interest rate protection agreements and foreign exchange options described above were the only derivative instruments held or entered into by the Company at or during fiscal 1997 and 1996. See Notes 2 and 5 to the Consolidated (Combined) Financial Statements.

Foreign Currency Matters

         The functional currency of each of the Company's foreign operations is the local currency, with the exception of Brazil. Because Brazil's economy historically has been hyperinflationary, the functional currency of the Company's operations in Brazil has been the U.S. dollar. Effective October 1, 1997, Brazil will no longer be considered hyperinflationary. Interest earned on deposits in Brazil substantially offset foreign currency translation losses incurred as a result of remeasurement, which were $1 million, $1 million and $2 million in fiscal 1997, 1996 and 1995, respectively. Historically, the net impact of currency translation has not been material to the Company's financial position. See "Risk Management" above for information concerning certain foreign currency option contracts purchased to protect the U.S. dollar value of anticipated foreign currency earnings.

Effect of Inflation

         Because of the relatively low level of inflation experienced in the Company's principal markets, inflation did not have a material impact on its results of operations in fiscal 1997, 1996 or 1995.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of U.S. Industries, Inc.

         We have audited the consolidated balance sheets of U.S. Industries, Inc. (formed as a result of the merger of U.S. Industries, Inc. and Zurn Industries, Inc., see Note 1) as of September 30, 1997 and 1996 and the related consolidated (combined) statements of operations, cash flows, and changes in stockholders' equity/invested capital for each of the three years in the period ended September 30, 1997. The consolidated (combined) financial statements give retroactive effect to the merger of U.S. Industries, Inc. and Zurn Industries, Inc. on June 11, 1998, which has been accounted for using the pooling of interests method as described in the notes to the consolidated (combined) financial statements. These financial statements are the responsibility of the management of U.S. Industries, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of certain subsidiaries/combined companies (U.S. Industries' Automotive Group and Jacuzzi Companies in 1997 and 1996, and the Automotive Group Companies in 1995) which statements reflect 22% of consolidated total assets as of September 30, 1997 and 1996, and 27%, 26% and 26% of consolidated (combined) revenues for the years ended September 30, 1997, 1996 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for these companies, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Industries, Inc. at September 30, 1997 and 1996, and the consolidated (combined) results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, after giving retroactive effect to the merger of Zurn Industries, Inc., as described in the notes to the consolidated (combined) financial statements, in conformity with generally accepted accounting principles.

As discussed in Note 11 to the financial statements, in 1995, the Company changed its method of accounting for goodwill impairment.

                                                           /s/ Ernst & Young LLP

New York, New York
June 26, 1998

                         REPORT OF PRICE WATERHOUSE LLP

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
U.S. Industries, Inc.

         We have audited the accompanying combined balance sheets of the U.S. Industries Automotive Group and Jacuzzi Companies as of September 30, 1997 and 1996, and the related combined statements of operations and cash flows for the years then ended (not presented separately herein). Our audit also included Financial Statement Schedule II of the U.S. Industries Automotive Group and Jacuzzi Companies for the years ended September 30, 1997 and 1996 (not presented separately herein). We have also audited the accompanying combined balance sheet of the U.S. Industries Automotive Group as of September 30, 1995, and the related combined statements of operations and cash flows for the year then ended (not presented separately herein). Our audit also included Financial Statement
Schedule II of the U.S. Industries Automotive Group for the year ended September 30, 1995 (not presented separately herein). These financial statements and schedules are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the combined financial statements audited by us present fairly, in all material respects, the combined financial position of the U.S. Industries Automotive Group and Jacuzzi Companies at September 30, 1997 and 1996, and the results of their operations and cash flows for the years then ended and the combined financial position of the U.S. Industries Automotive Group at September 30, 1995, and the results of their combined operations and cash flows for the year then ended in conformity with generally accepted accounting principles. Also, the financial statement schedules referred to above, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSE LLP
Morristown, New Jersey
November 14, 1997

                              U.S. INDUSTRIES, INC.
                CONSOLIDATED (COMBINED) STATEMENTS OF OPERATIONS
                         (in millions except per share)

                                                                                       For the fiscal years ended
                                                                                              September 30,
                                                                                   1997            1996           1995
                                                                                   ----            ----           ----

Net sales....................................................................      $    2,716    $     2,364   $      2,181
Operating costs and expenses:
         Cost of products sold...............................................           1,857          1,613          1,494
         Selling, general and administrative expenses........................             572            512            482
         Goodwill impairment and non-recurring charges.......................               -              -            100
                                                                                   ----------    -----------   ------------
                  Operating income                                                        287            239            105
Interest expense.............................................................              59             64            102
Interest income..............................................................             (7)           (11)           (11)
Gain on sale of subsidiary shares............................................             (1)              -              -
Other (income) expense, net..................................................             (2)              -              2
                                                                                   ----------    -----------   ------------
Income before income taxes, discontinued operations and extraordinary loss...             238            186             12
Provision for income taxes...................................................             102             82             54
                                                                                   ----------    -----------   ------------
         Income (loss) from continuing operations............................             136            104           (42)
                                                                                   ----------    -----------   ------------
Discontinued operations:
         Income from operations (net of income taxes of $3, $3 and $21)......               5              1             14
         Gain (loss) on disposals (net of income taxes of $68, $8 and $(4))..             113             58           (44)
                                                                                   ----------    -----------   ------------
         Income (loss) from discontinued operations..........................             118             59           (30)
                                                                                   ----------    -----------   ------------
Income (loss) before extraordinary loss......................................             254            163           (72)
Extraordinary loss from early extinguishment of debt
    (net of income tax benefits of $1 and $16)...............................             (2)           (25)              -
                                                                                   ----------    -----------   ------------

Net income (loss)............................................................      $      252    $       138    $      (72)
                                                                                   ----------    -----------   ------------
                                                                                   ----------    -----------   ------------
Earnings per basic share:
         Income from continuing operations...................................      $     1.48     $     1.09

         Income from discontinued operations.................................            1.27            .62
         Extraordinary loss..................................................           (0.02)         (0.26)
                                                                                   ----------     -----------
         Net income..........................................................      $     2.73     $     1.45
                                                                                   ----------     -----------
                                                                                   ----------     -----------


Earnings per diluted share:
         Income from continuing operations...................................      $     1.43      $    1.07

         Income from discontinued operations.................................            1.23            .61
         Extraordinary loss..................................................          (0.02)         (0.26)
                                                                                   ----------     -----------

         Net income..........................................................      $     2.64      $    1.42
                                                                                   ----------     -----------
                                                                                   ----------     -----------


           See notes to consolidated (combined) financial statements.

                              U.S. INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                         (in millions except share data)

                                                                                                     At September 30,
                                                                                                    1997          1996
                                                                                                    ----          ----
                                                          ASSETS
Current assets:
   Cash and cash equivalents..................................................................     $       67     $       57
   Trade receivables, net.....................................................................            502           465
   Inventories................................................................................            501           482
   Deferred income taxes......................................................................            107           101
   Other current assets.......................................................................             55            61
   Net assets held for disposition............................................................             69           135
                                                                                                   ----------     ----------

        Total current assets..................................................................          1,301         1,301
Property, plant and equipment, net............................................................            422           388
Deferred income taxes.........................................................................              3            23
Other assets..................................................................................            212           193
Goodwill, net.................................................................................            600           597
                                                                                                   ----------     ----------
                                                                                                     $  2,538     $   2,502
                                                                                                   ----------     ----------
                                                                                                   ----------     ----------
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable..............................................................................     $        4     $       1
   Current maturities of long-term debt.......................................................             41            51
   Trade accounts payable.....................................................................            189           204
   Accrued expenses and other liabilities.....................................................            344           288
   Income taxes payable.......................................................................             72            60
                                                                                                   ----------     ----------

        Total current liabilities.............................................................            650           604
Long-term debt................................................................................            701           878
Other liabilities.............................................................................            237           262
                                                                                                   ----------     ----------
   Total liabilities..........................................................................          1,588         1,744
                                                                                                   ----------     ----------
Commitments and contingencies
Stockholders' equity:
   Common stock (par value $.01) per share, authorized 300,000,000 shares; issued 101,109,040               1             1
      and 100,714,390, respectively; outstanding 94,496,490, and 96,851,941, respectively)....
   Paid in capital............................................................................            612           605
   Retained earnings .........................................................................            470           226
   Unearned restricted stock..................................................................           (16)          (19)
   Other equity...............................................................................            (6)           (5)
   Treasury stock (6,612,550 and 3,862,449 shares, respectively) at cost......................          (111)          (50)
                                                                                                   ----------     ----------
        Total stockholders' equity............................................................            950           758
                                                                                                   ----------     ----------
                                                                                                   $    2,538     $    2,502
                                                                                                   ----------     ----------
                                                                                                   ----------     ----------






           See notes to consolidated (combined) financial statements.

                              U.S. INDUSTRIES, INC.
                CONSOLIDATED (COMBINED) STATEMENTS OF CASH FLOWS
                                  (in millions)

                                                                                                  For the fiscal years ended
                                                                                                         September 30,
                                                                                                1997          1996          1995
                                                                                                ----          ----          ----
OPERATING ACTIVITIES:
   Income (loss) from continuing operations..............................................          $  136       $   104    $    (42)
    Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
      Depreciation and amortization......................................................              75            64           58
      Provision for deferred income taxes................................................              24            14           14
      Provision for doubtful accounts....................................................               2             5           10
      Gain on sale of excess real estate.................................................             (3)           (5)          (7)
      Gain on sale of subsidiary stock...................................................             (1)             -            -
      Goodwill impairment & non-recurring charges........................................               -             -          100
    Changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions:
      (Increase) decrease in trade receivables...........................................            (22)          (15)            5
      Increase in inventories............................................................            (12)          (18)          (4)
      Decrease (increase) in other current assets........................................               8            30          (3)
      Increase in other non-current assets...............................................            (53)          (11)         (34)
      (Decrease) increase in trade accounts payable......................................            (14)            15           12
      (Decrease) increase in income taxes payable........................................            (21)             1           31
      Increase (decrease) in accrued expenses and other liabilities......................              15          (15)           13
      Increase (decrease) in other non-current liabilities...............................               3           (7)            1
      Other, net.........................................................................             (2)             1            1
                                                                                                   ------       -------    ---------

      NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS.................             135           163          155
                                                                                                   ------       -------    ---------
   Income (loss) from discontinued operations............................................             118            59         (30)
   Adjustments to reconcile income (loss) from discontinued operations to net cash used in  discontinued operations:
      (Gain) loss on disposal of discontinued operations.................................           (113)          (58)           44
      Increase in net assets held for disposition........................................            (83)          (21)         (41)
                                                                                                   ------       -------    ---------
      NET CASH USED IN DISCONTINUED OPERATIONS...........................................            (78)          (20)         (27)
                                                                                                   ------       -------    ---------
      NET CASH PROVIDED BY OPERATING ACTIVITIES..........................................              57           143          128
                                                                                                   ------       -------    ---------
INVESTING ACTIVITIES:
   Proceeds from sale of net assets held for disposition.................................             390           314          247
   Proceeds from sale of excess real estate..............................................              28            31           55
   Proceeds from sale of subsidiary stock................................................               4             -            -
   Proceeds from collection of other notes receivable....................................               -             7            2
   Acquisition of companies, net of cash acquired........................................           (269)         (239)         (19)
   Purchase of investments...............................................................             (5)          (12)            -
Proceeds from sale of investments........................................................               -             2            2
Proceeds from sale of marketable securities..............................................              24             6           35
   Purchases of property, plant and equipment............................................            (76)          (51)         (72)
   Proceeds from sale of property, plant and equipment...................................               2             4            1
   Other net.............................................................................             (1)             -            -
                                                                                                   ------       -------    ---------

      NET CASH PROVIDED BY INVESTING ACTIVITIES..........................................              97            62          251






FINANCING ACTIVITIES:
   Proceeds from long-term debt..........................................................           1,626         1,135        1,423
   Repayment of long-term debt...........................................................         (1,705)       (1,296)        (472)
   Proceeds from (repayment of) notes payable............................................               4           (3)            4
Payment of dividends.....................................................................             (4)           (5)          (6)
   Purchase of treasury stock............................................................            (67)          (46)            -
   Proceeds from exercise of stock options...............................................               7             -            -
   Net cash transfers from affiliate.....................................................               -             -           90
   Return of capital to Hanson, net of tax...............................................               -             -        (477)
   Repayment of debt to Hanson...........................................................               -             -        (873)
   Long-term debt issue costs............................................................               -             -         (33)
                                                                                                   ------       -------    ---------
      NET CASH USED IN FINANCING ACTIVITIES..............................................           (139)         (215)        (344)
Effect of exchange rate changes on cash..................................................             (5)             -          (2)
                                                                                                   ------       -------    ---------
          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............................              10          (10)           33
Cash and cash equivalents at beginning of year...........................................              57            67           34
                                                                                                   ------       -------    ---------
      CASH AND CASH EQUIVALENTS AT END OF YEAR...........................................          $   67       $    57    $      67




          See notes to consolidated (combined) financial statements.

                              U.S. INDUSTRIES, INC.
                CONSOLIDATED (COMBINED) STATEMENTS OF CHANGES IN
                      STOCKHOLDERS' EQUITY/INVESTED CAPITAL
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1997, 1996 and 1995
                        (in millions, except share data)

                                                                              Retained     Unearned
                                               Invested  Common    Paid in    Earnings/   Restricted     Other   Treasury
                                               Capital    Stock    Capital    (Deficit)    Stock         Equity   Stock     Total
                                               -------    -----    -------    ---------    -----         ------   -----     -----

Balance previously stated at September 30,
         1994................................. $   803                                                                    $   803
Adjustments for pooling of interests..........                          42          185                      (3)     (5)      219
                                               -------    -----    -------    ---------    -----         ------   -----     -----
Balance restated at September 30, 1994........     803                  42          185                      (3)     (5)    1,022
Net income through date of Demerger...........      15                                                                         15
Net transfers_Hanson..........................     190                                                                        190
                                               -------    -----    -------    ---------    -----         ------   -----     -----
Balance at date of Demerger...................   1,008                  42          185                      (3)     (5)    1,227
                                               -------    -----    -------    ---------    -----         ------   -----     -----
Return of invested capital to Hanson - Note  1    (494)                                                                      (494)
Issuance of stock.............................    (514)       1        516                                   (3)                -
Issuance of restricted stock..................                          26                   (26)                               -
Net loss .....................................                                      (87)                                      (87)
Cash dividend declared ($0.25 per share) Zurn.                                       (5)                                       (5)
Amortization of unearned restricted stock.....                                                 2                                2
Translation adjustment........................                                                                1                 1
Minimum pension liability adjustment..........                                                               (1)               (1)
                                               -------    -----    -------    ---------    -----         ------   -----     -----
Balance at September 30, 1995.................       -        1        584           93      (24)            (6)     (5)      643
Net income....................................                                      138                                       138
Cash dividend declared ($0.25 per share)                                             (5)                                       (5)
   Zurn.......................................
Amortization of unearned restricted stock.....                                                 7                                7
Purchase of 3,581,386 shares of common stock..                                                                      (46)      (46)
Common stock issued (58,707 shares) upon                      -          -                                                      -
exercise of options...........................
Common stock issued (35,993 shares) to                        -          -                                                      -
employee and directors........................
Treasury stock issued (93,000 shares)                                    1                    (2)                     1         -
to        employees and directors.............
Forfeiture of 25,460 shares of                                -          -                                                      -
unearned         restricted stock.............
Deferred tax benefit--Note 9..................                          20                                            -        20
Translation adjustment........................                                                               (1)               (1)
Minimum pension liability adjustment..........                                                                2                 2
                                               -------    -----    -------    ---------    -----         ------   -----     -----
Balance at September 30, 1996.................       -        1        605          226      (19)            (5)    (50)      758
                                               -------    -----    -------    ---------    -----         ------   -----     -----
Net income....................................                                      252                                       252
Less net income for Zurn for the six months                                          (2)                                       (2)
ended March 31, 1997.........................
Cash dividend declared ($0.05 per share)                                             (4)                                       (4)
Cash dividend declared ($0.12 per share)                                             (2)                                       (2)
    Zurn......................................
Amortization of unearned restricted stock.....                                                 7                                7
Purchase of 3,134,343 shares of common stock .                                                                      (67)      (67)
Common stock issued to employees and                          -          -                                                      -
   directors (11,360 shares)..................
Common stock issued (336,714 shares) upon                     -          3                                                      3
  exercise of options.........................
Common stock issued (46,576 shares) to Zurn                              1                                                      1
  pension plans...............................
Treasury stock issued (550,307 shares) to                                1                    (5)                     6         2
  employees and directors.....................
Forfeiture of 166,065 shares of unearned                      -         (1)                    1                                -
  restricted stock............................
Income tax benefit relating to stock plans....                           3                                                      3
Translation adjustment........................                                                               (2)               (2)
Minimum pension liability adjustment..........                                                                1                 1
                                               -------    -----    -------    ---------    -----         ------   -----     -----

Balance at September 30, 1997................. $     -    $   1    $   612    $     470   $  (16)         $  (6)  $(111)    $ 950
                                               -------    -----    -------    ---------    -----         ------   -----     -----
                                               -------    -----    -------    ---------    -----         ------   -----     -----





            See notes to consolidated (combined)financial statements.

                              U.S. INDUSTRIES, INC.

              NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS


         Note 1_Basis of Presentation

                  On June 11, 1998, U.S. Industries, Inc. ("USI") merged with ("the Merger") Zurn Industries, Inc. ("Zurn"), hereafter collectively referred to as the Company, by exchanging approximately 20 million shares of its common stock for all of the common stock of Zurn. Each share of Zurn common stock was exchanged for 1.6 shares of USI common stock. Outstanding Zurn employee stock options were converted at the same exchange ratio into options to purchase approximately 2 million shares of USI common stock.

                  The consolidated (combined) financial statements give retroactive effect to the merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if USI and Zurn had always been combined. The consolidated (combined) statement of changes in stockholders' equity reflects the accounts of the Company as if the additional common stock had been issued during the periods presented. The consolidated (combined) financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of USI and Zurn, included in their Annual Reports on Form 10-K for the fiscal years ended September 30, 1997 and March 31, 1997, respectively.

                  The Company manufactures and distributes a broad range of consumer and industrial products that are grouped into four segments:
         Bath and Plumbing Products, Lighting Corporation of America, Hardware and Tools and Diversified.

                  USI has been a publicly-owned entity since May 31, 1995, at which time Hanson PLC ("Hanson") paid a dividend to its shareholders of USI's common stock. The financial information for the period prior to May 31, 1995, reflect management fees that were paid by subsidiaries of the Company to Hanson for services. Subsequently all such services have been provided by USI.

                  Prior to the merger, Zurn's financial year ended on March 31. In recording the business combination, Zurn's results of operations, financial position and cash flows for the year ended September 30, 1997 have been restated to conform to USI's fiscal year end. For the years ended September 30, 1996 and 1995 USI's results of operations and cash flows have been combined with the results of operations and cash flows of Zurn for the years ended March 31, 1997 and March 31, 1996, respectively, and the consolidated balance sheet of USI as of September 30, 1996 has been combined with the balance sheet of Zurn as of March 31, 1997. The Company's results for the years ended September 30, 1997 and 1996 both include Zurn's results for the six months ended March 31, 1997. Zurn's net sales, operating income and net income for the six months then ended were $190 million, $16 million and $2 million, respectively.

                  There were no transactions between USI and Zurn prior to the combination. Certain reclassifications have been made to the Zurn financial statements to conform to USI's presentations.

                              U.S. INDUSTRIES, INC.

         Note 1-Basis of Presentation (Continued)

                  The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow.

                                                                                            (in millions)
                                                                                          Fiscal Year Ended
                                                                                            September 30,
                                                                                 1997            1996           1995
                                                                                 ----            ----           ----
             Net Sales
               USI.......................................................    $       2,204     $    2,011    $      1,896
               Zurn                                                                    512            353             285
                                                                             --------------   ------------   ------------
                                        Combined.........................    $        2,716    $    2,364    $      2,181
                                                                             --------------   ------------   ------------
                                                                             --------------   ------------   ------------

             Income (Loss) from Continuing Operations
               USI.......................................................    $         112    $        82    $       (64)
               Zurn                                                                     24             22             22
                                                                             --------------   ------------   ------------
                                        Combined.........................    $         136    $       104    $       (42)
                                                                             --------------   ------------   ------------
                                                                             --------------   ------------   ------------
             Net Income (Loss)
               USI.......................................................    $         236    $       133    $       (89)
               Zurn                                                                     16              5             17
                                                                             --------------   ------------   ------------
                                        Combined.........................    $         252    $       138    $       (72)
                                                                             --------------   ------------   ------------
                                                                             --------------   ------------   ------------


                  During fiscal 1998, the Company has adopted a plan to dispose of SunLite, its outdoor furniture operation, and has reclassified this operation as discontinued in the accompanying financial statements.

                  In January 1997, an initial public offering of 25% of the shares of the Company's wholly-owned subsidiary Jade Technologies Singapore Ltd ("Jade"), a manufacturer of leadframes for the electronics industry, was completed. Jade sold 8,000,000 shares at approximately $0.53 per share, generating cash proceeds of approximately $4 million. The Company recorded a gain of approximately $1 million ($700,000 after provision for deferred income taxes) in connection with the sale. Immediately after the transaction, the Company owned approximately 75% of the outstanding shares of Jade.

         Note 2_Accounting Policies

                  Fiscal Year: USI's fiscal year ends on the Saturday nearest to September 30. All USI fiscal year data contained herein reflect results of operations for the 52-week periods ended on the Saturday nearest to September 30, but are presented as of such date for convenience. As noted above, the results of operation and cash flow for Zurn for the fiscal year ended September 30, 1997 have been restated to conform to USI's year end. The results of operations for the fiscal years ended September 30, 1996 and 1995 have been combined with the results of operations and cash flow of Zurn for the years ended March 31, 1997 and 1996, respectively.

                  Principles of Consolidation: The consolidated (combined) financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions are eliminated. Companies which are 20% to 50% owned are accounted for using the equity method.

                              U.S. INDUSTRIES, INC.

         Note 2-Accounting Policies (Continued)

                  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                  Cash Equivalents: Cash equivalents represent short-term investments which have maturities of ninety days or less when purchased.

                  Depreciation and Amortization:

                                                                                               (in millions)
                                                                                             Fiscal Year Ended
                                                                                             at September 30,
                                                                                      1997          1996         1995
                                                                                      ----          ----         ----

              Depreciation....................................................   $         52  $         44  $        38
              Amortization of goodwill........................................             17            13           16
              Amortization of deferred financing costs........................              1             2            2
              Amortization of unearned restricted stock.......................              7             7            2
              Amortization of deferred income.................................            (2)           (2)            -
                                                                                   -----------   -----------   ----------
                                                                                 $         75  $         64  $        58
                                                                                   -----------   -----------   ----------
                                                                                   -----------   -----------   ----------






                  Trade Receivables and Concentrations of Credit Risk:

                                                                                                      (in millions)
                                                                                                    At September 30,
                                                                                                    1997          1996
                                                                                                    ----          ----
              Trade receivables..............................................................  $         539  $      509
              Allowance for doubtful accounts................................................           (37)        (44)
                                                                                                 ------------   ---------
                                                                                               $         502  $      465
                                                                                                 ------------   ---------
                                                                                                 ------------   ---------






                  The Company operates in the United States and, to a lesser extent, in Europe, South America, Canada and Asia. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have consistently been within management's expectations.

                  Engineering and Construction Contracts:

                  Revenue and costs on long-term contracts are recognized by the cost-to-cost percentage-of-completion method, commencing when progress is sufficient to determine earnings with reasonable accuracy, based on estimates of total sales value and cost at completion. Earnings adjustments arising from changes in estimates are recognized currently. Estimated losses are recorded when identified.

                              U.S. INDUSTRIES, INC.

         Note 2-Accounting Policies (Continued)

                  Inventories:

                                                                                                       (in millions)
                                                                                                      At September 30,
                                                                                                      1997        1996
                                                                                                      ----        ----
             Finished products..................................................................  $      260  $      265
             In-process products................................................................         106          91
             Raw materials......................................................................         135         126
                                                                                                    ---------   ---------
                                                                                                  $      501  $      482
                                                                                                    ---------   ---------
                                                                                                    ---------   ---------



                  Inventories are valued at the lower of cost, determined under both the first-in, first-out and last-in, first-out methods, or market. The percentage of inventory under each method follows:

                                                                                                       September 30,
                                                                                                         1997       1996
                                                                                                         ----       ----
           First-in, first-out (FIFO) method.....................................................         79%        76%
           Last-in, first-out (LIFO) method......................................................         21%        24%


                  The increase in the carrying value of the inventory if only the FIFO method, which approximates replacement costs, had been used, would be $7 million and $6 million at September 30, 1997 and 1996, respectively.

                  Property Plant and Equipment:

                                                                                                       (in millions)
                                                                                                       1997      1996
                                                                                                       ----      ----
             Land and buildings...................................................................  $      237   $   229
             Machinery, equipment and furniture...................................................         650       583
             Accumulated depreciation.............................................................       (465)     (424)
                                                                                                    ----------    ------
                                                                                                    $      422   $   388
                                                                                                    ----------    ------
                                                                                                    ----------    ------




                  Property, plant and equipment is stated on the basis of cost less accumulated depreciation provided under the straight-line method.

                  Other assets: Excess properties held for sale primarily consist of other land and buildings no longer used in operations which are included in other assets and carried at the lower of cost or fair value less costs to sell. The carrying value of such properties was $44 million and $51 million as of September 30, 1997 and 1996, respectively. The income (loss), net, from excess properties of $1 million, ($1) million and ($5) million in fiscal 1997, 1996 and 1995, respectively, is included in other expense, net and includes net gains on the sale of these properties, adjustments to fair value and the carrying costs incurred in the period.

                              U.S. INDUSTRIES, INC.

         Note 2-Accounting Policies (Continued)

                  Goodwill: Goodwill represents the excess of the purchase price over the fair value of net assets acquired. The Company reviews operating results and other relevant facts every fiscal quarter for each of its businesses to determine if there are indications that the carrying value of an enterprise may be impaired. The fair value methodology is used by the Company to ascertain the recoverability of the carrying value of an enterprise, when there are indications of impairment. In the event that such fair value is below the carrying value of an enterprise, for those companies with goodwill, the Company first writes off the goodwill and then other long-lived assets to the extent such differential exists.

                  The fair value methodology is applied to determine the recoverable value for each business on a stand alone basis using ranges of fair values obtained from independent appraisers. In developing these ranges, the independent appraisers consider (a) publicly available information, (b) financial projections of each business, (c) the future prospects of each business as discussed with senior operating and financial management, (d) publicly available information regarding comparable publicly traded companies in each industry, (e) market prices, capitalizations and trading multiples of comparable public companies and (f) other information deemed relevant. In reviewing these valuations and considering the need to record a charge for impairment of enterprise value and goodwill to the extent it is part of the enterprise value, the Company also evaluates solicited and unsolicited bids for the businesses of the Company.

                  Goodwill is amortized straight-line over periods not exceeding forty years. Accumulated amortization aggregated $294 million and $277 million, at September 30, 1997 and 1996, respectively. Amortization and adjustments to the carrying value of goodwill amounted to $17 million, $13 million and $114 million for fiscal 1997, 1996 and 1995, respectively.

                  Foreign Currency Translation and Options: The functional currency of each of the Company's foreign operations is the local currency with the exception of operations in Brazil which have historically operated in a hyperinflationary economy. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at the balance sheet dates, while revenue, expenses and cash flows are translated at average exchange rates for the period. Except for companies operating in hyperinflationary economies, translation gains and losses are reported as a component of Stockholders' Equity. Losses resulting from the translation of the financial statements of companies operating in highly inflationary economies are included in Other expense, net and aggregated $1 million, $1 million and $2 million for fiscal 1997, 1996, and 1995, respectively.

                  To protect the U.S. dollar value of its anticipated profits denominated in foreign currencies, from time to time, the Company purchases foreign currency option contracts. The contracts are purchased and settled in U.S. dollars, and marked to market at the end of each period and any resulting gain or loss is recognized immediately in income.

                  Income Taxes: Deferred tax assets and liabilities are computed based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period.

                  The Company files a consolidated federal income tax return. Prior to May 31, 1995, USI provided for income taxes as if it filed separate income tax returns and included United States taxes currently payable in Invested Capital. USI entered into a tax sharing and indemnification agreement in which Hanson generally agreed to indemnify USI for all federal and state income tax liabilities in respect to periods prior to May 31, 1995.

                  Prior to the Merger, Zurn filed a separate consolidated federal income tax return.

                              U.S. INDUSTRIES, INC.

         Note 2-Accounting Policies (Continued)

                  Revenue Recognition: Revenue is recognized upon shipment of product to the customer. Provisions are made for warranty and return costs at the time of sale. Such provisions have not been material.

                  Advertising Costs: Advertising costs are expensed as incurred. Such amounts totaled $45 million, $54 million and $54 million for fiscal 1997, 1996, and 1995, respectively.

                  Research and Development Costs: Research and development costs are expensed as incurred. Such amounts totaled $16 million for fiscal 1997, and $15 million for 1996 and 1995.

                  Fair Value of Financial Instruments: The fair value of all short-term financial instruments approximated their carrying value due to their short maturity. The Company's 7.25% Senior Notes are currently traded at a price which approximates par value based on quoted market prices for such securities. The fair value of all other long-term financial instruments, excluding interest rate protection agreements discussed below, approximated carrying value as they were based on terms that continue to be available to the Company. Accordingly, fair value of these financial instruments approximates book carrying amounts at each fiscal year-end, as they are based upon floating rate interest.

                  The Company uses interest rate protection agreements to hedge the risk on a portion of its floating rate borrowings. Under the terms of these agreements, the Company makes payments to counterparties at fixed rates and in return receives payments at variable rates based on LIBOR. The interest differential paid or received is recognized as a component of interest expense. Gains and losses from the disposition of hedge agreements are deferred and amortized over the term of the underlying debt. Gains and losses on interest rate protection agreements in which the underlying debt has been terminated are written off in conjunction with the termination. At September 30, 1997, the Company had several such agreements covering various periods. The notional amount of these agreements do not exceed $300 million for any future period. The Company would have been required to pay approximately $3 million and $4 million to settle all outstanding agreements based upon their fair value as of September 30, 1997 and 1996, respectively. These fair values are based upon estimates received from financial institutions.

                  Stock Based Compensation: In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", which establishes a fair value method of accounting for stock-based compensation plans. SFAS 123 encourages, but does not require, adoption of a fair value method; it allows for a company to continue to report under Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". The Company intends to continue to account for its stock-based compensation under APB 25. (See Note 10).

                  Earnings Per Share: Fiscal 1995 earnings per share information is not presented as such information is not indicative of the Company's continuing capital structure.

                  In February 1997, the FASB issued Statement No. 128 ("SFAS 128"), "Earnings Per Share" which was adopted on December 31, 1997. The Company has restated all prior periods. The adoption of SFAS 128 did not have a material impact on the earnings per share information previously presented.

                              U.S. INDUSTRIES, INC.

         Note 2-Accounting Policies (Continued)

                  The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculation:

                                                                       (in millions except per share)
                                                                    Income From
                                                                    Continuing              Per Share
                                                                    Operations     Shares     Amount
                                                                    ----------     ------     ------
                                                                        (For the Fiscal Year Ended
                                                                           September 30, 1997)

                 Basic Earnings Per Share                            $        136     92.5   $    1.48
                                                                                                  ----
                 Effect of dilutive securities
                   Stock options                                                       1.5
                   Nonvested stock                                                     1.5
                                                                           -----      -----       ----
                 Diluted Earnings Per Share                          $       136       95.5  $    1.43
                                                                           -----      -----       ----


                                                                        (For the Fiscal Year Ended
                                                                           September 30, 1996)

                 Basic Earnings Per Share                            $        104     95.2   $     1.09
                                                                                                   ----
                 Effect of dilutive securities
                   Stock options                                                       0.9
                   Nonvested stock                                                    1.0

                 Diluted Earnings Per Share                          $       104      97.1  $     1.07
                                                                           -----     -----        ----

                  Diluted common shares include shares that would be outstanding assuming the fulfillment of conditions that would remove the restriction on nonvested shares and the exercise of stock options. Options to purchase 1.6 million and .9 million shares in the years ended September 30, 1997 and 1996, respectively, were not included in the computation of earnings per share because the option's exercise price was greater than the average market price of the common shares.

         Note 3_Acquisitions

                  In January 1997, Zurn purchased the stock of Eljer Industries, Inc. ("Eljer") for $172 million in cash plus the assumption of debt. Eljer manufactures and distributes china and cast iron plumbing fixtures, flexible plumbing systems, and heating, ventilation and air conditioning products. The transaction has been accounted for as a purchase, resulting in goodwill of $193 million. The results of Eljer are included in the Bath and Plumbing Products operations.

                              U.S. INDUSTRIES, INC.

         Note 3-Acquisitions (Continued)

                  Presented below are the unaudited pro forma results of the Company giving effect to the acquisition of Eljer by Zurn in January 1997, as if it had occurred as of the beginning of the fiscal year ended September 30, 1996.

                                                                                             (in millions except per share)
                                                                                                    Fiscal Year Ended
                                                                                                      September 30,
                                                                                                        1997             1996
                                                                                            --- -------------    -------------
           Net Sales                                                                         $         2,836  $         2,677
           Income from continuing operations..............................................               134              106
           Income before extraordinary loss...............................................               252              165
           Net income.....................................................................               250              140

           Basic earnings per share
              Income from continuing operations...........................................              1.45             1.11
              Income before extraordinary loss............................................              2.72             1.74
              Net income..................................................................              2.70             1.47

           Diluted earnings per share
              Income from continuing operations...........................................              1.40             1.09
              Income before extraordinary loss............................................              2.64             1.70
              Net income..................................................................              2.62             1.44

         The following is a summary of the fair value of the assets and liabilities assumed after allocation of the purchase price:

                                                                                              September 30,
                                                                                                  1997
                                                                                              (in millions)
           Current assets.................................................................               $201
           Property, plant and equipment..................................................                 70
           Goodwill.......................................................................                193
           Other assets...................................................................                 15
           Current liabilities............................................................              (190)
           Long-term liabilities..........................................................              (113)
                                                                                            ------------------
                                                                                                         $176
                                                                                            ------------------
                                                                                            ------------------

                  The proforma effect of the acquisitions and the aggregate assets acquired and liabilities assumed detailed below is not material.

                  In July 1997, the Company purchased IXL Manufacturing Company, Inc. ("IXL") for $12 million and the assumption of $1.3 million of debt. IXL manufactures fiberglass and wood handles for striking tools and lawn and garden tools. The transaction has been accounted for as a purchase, resulting in goodwill of $6 million. The results of IXL are included in the Hardware and Tools operations.

                              U.S. INDUSTRIES, INC.

         Note 3-Acquisitions (Continued)

                  In May 1997, the Company purchased Britains Petite Limited ("Britains") for $9 million in cash. Britains, located in Nottingham, England, is a manufacturer of military soldier collectibles, metal and plastic models of agricultural vehicles, figures, animals, buildings and accessories and preschool plastic toys. The transaction has been accounted for as a purchase, resulting in goodwill of $5 million. The results of Britains are included in the Diversified operations.

                  In April 1997, the Company purchased certain assets of the outdoor furniture division of Sunbeam Corporation for $60 million in cash. The acquired business, now known as SunLite Casual Furniture, Inc. ("SunLite"), manufactures casual outdoor furniture. The transaction has been accounted for as a purchase, resulting in goodwill of $14 million. SunLite has since been discontinued.

                  In January 1997, the Company purchased the assets of Woodings-Verona Tool Works, Inc. ("Woodings-Verona") for $5 million in cash plus the assumption of $1 million of debt. Woodings-Verona manufactures hot-forged heavy striking tools including sledge hammers, axes, bars, picks and railroad tools. The transaction has been accounted for as a purchase. The results of Woodings-Verona are included in the Hardware and Tools operations.

                  In July 1996, the Company purchased the assets of Keller Industries, Inc. ("Keller"), for $37 million in cash plus the assumption of certain liabilities. Keller is a leading manufacturer and marketer of ladders in the United States. The transaction has been accounted for as a purchase, resulting in goodwill of $30 million. The results of Keller are included in the Hardware and Tools operations.

                  In July 1996, the Company joined a consortium of companies to acquire an equity interest in United Pacific Industries Limited ("UPI"), a limited liability company incorporated in Bermuda and listed on the Stock Exchange of Hong Kong. UPI manufactures voltage converters and other electronic components. In fiscal 1997, the Company purchased additional shares in UPI. The Company's investment of approximately $12 million results in beneficial ownership of approximately 22.3% of UPI. The results of UPI are included in the Diversified segment.

                  In April 1996, the Company purchased the assets of a Canadian manufacturer of above-ground swimming pools and equipment for $12 million and the assumption of $12 million in debt. The transaction has been accounted for as a purchase, resulting in goodwill of $9 million. The results of the acquired business, now known as Atlantic Pools, Inc. ("Atlantic"), are included in the Bath and Plumbing Products operations.

                  In May 1995, the Company acquired the assets of Southeastern Plastics, Inc., a plastic injection molder for $11 million, in a transaction accounted for as a purchase. The transaction resulted in goodwill of $4 million. The result of operations of Southeastern Plastics, Inc. are included in the Hardware and Tools operations.

                  In March 1995, the Company acquired Odyssey Sports, Inc. ("Odyssey"), a manufacturer and marketer of golf putters, for $16 million in a transaction accounted for as a purchase, resulting in goodwill of $14 million.
         Odyssey has since been sold.  (See Note 4).

                              U.S. INDUSTRIES, INC.

         Note 4_Dispositions and Discontinued Operations

                  In fiscal 1997, the Company adopted formal plans to dispose of SCM Metals Products, Inc. ("SCM Metals"), QPF, Inc., Odyssey and Tommy Armour Golf Company ("Armour Golf"). The Company also decided to retain Bearing Inspection, Inc. ("Bearing"), which was previously designated a discontinued operation. In addition, during fiscal 1997, Zurn sold its Mechanical Power Transmissions segment and portions of its Power Systems segment. The remainder of the power systems segment is expected to be disposed of in fiscal 1998. During fiscal 1996, the Company adopted formal plans to dispose of Farberware Inc. ("Farberware"), Franklin Dyed Yarn Division ("Franklin"), Tubular Textile Machinery Division ("Tube-Tex") and its equity investment in Ground Round Restaurants, Inc. ("Ground Round"). In addition, during fiscal 1996, Zurn sold Lynx Golf. During fiscal 1995, the Company adopted a formal plan to dispose of Jade Holdings, Inc., Piedmont Moulding Corporation, Spartus Corporation, Universal Gym Equipment, Inc., Bear Archery, Inc., Valley Recreation Products, Inc., Teters Floral Products, Inc., MW Manufacturers, Inc., Brown Moulding, Inc. and Halkey-Roberts Corporation (collectively with Farberware, Franklin, Tube-Tex, Ground Round, Lynx Golf, the Mechanical Power Transmission segment and the Power Systems segment, the "Discontinued Operations").

                  Each was sold prior to September 30, 1997 with the exception of Armour Golf, which was substantially sold in November 1997 and certain portions of the Power Systems segment and SunLite. At September 30, 1997, the Company has accrued approximately $7 million for contingencies relating to the discontinued operations. All businesses sold since May 31, 1995 meet the criteria for classification as discontinued operations and have been classified as such for all periods presented.

                  In fiscal 1997, the Company, in separate transactions, sold Tube-Tex, SCM Metals, certain assets of QPF, Inc., Odyssey, SunLite resin furniture business, Lynx Golf, Zurn's Mechanical Power Systems segment and the equity interest in Ground Round for an aggregate of $388 million in cash and notes of $3 million and recorded gains of $113 million, net of tax.

                  In fiscal 1996, the Company, in separate transactions, sold the Office Furniture Group and Blue Mountain Industries, Farberware, Spartus, Piedmont, Jade, Universal and Franklin for an aggregate of $241 million in cash and notes for $6 million and recorded gains of $68 million, net of tax. The Company also entered into a non-compete agreement with the purchaser of the Office Furniture Group for five years for $11 million. Also during fiscal 1996, the Company recorded a charge of $2 million, net of a tax benefit of $1 million, to reduce the carrying value of its equity investment in Ground Round to its estimated realizable value.

                  In fiscal 1995, management estimated losses on disposals of these businesses which it had designated as discontinued operations. The expected proceeds from the sale of these operations were determined based on estimates of fair value obtained from independent appraisers. The estimated net-of-tax loss on the disposal totaled $50.4 million and was recorded during the third quarter of fiscal 1995. The Company subsequently recorded an additional charge of $3 million, net-of-tax, to revise its original estimate of phase-out losses. In September 1995, the Company sold Bear Archery, Inc., Valley Recreation Products, Inc., Teters Floral Products, Inc., MW Manufacturers, Inc., Brown Moulding Company, Inc. and Halkey-Roberts Corporation for $200 million, resulting in a gain of $11 million, net-of-tax.

                  Prior to May 31, 1995, Hanson recorded a $10.5 million charge to reflect a permanent impairment in its carrying value of Beazer Homes USA, Inc. ("Beazer Homes"). In June 1995, the Company sold 1,000,000 shares of common stock of Beazer Homes to Beazer Homes for $16 million, realizing a $3.1 million pre-tax gain. The Company also sold Beazer Homes an option for $500,000 to purchase the Company's remaining 1,749,267 shares at an agreed upon formula price. In August 1995, Beazer Homes exercised the option and purchased the remaining shares for $28.2 million, resulting in an additional pre-tax gain of $5.7 million. The cumulative net-of-tax impact of these events was a loss of $1 million included in the loss from discontinued operations in fiscal 1995.

                              U.S. INDUSTRIES, INC.

         Note 4-Dispositions and Discontinued Operations (Continued)

                  Net assets held for disposition consists of the following:

                                                                                                   (in millions)
                                                                                                 At September 30,
                                                                                               1997             1996

             Net current assets........................................................  $            28  $           72
             Property, plant and equipment.............................................               25              69
             Other non-current assets and liabilities, net.............................               16             (6)
                                                                                           --------------   -------------
             Net assets held for disposition...........................................  $            69  $          135
                                                                                           --------------   -------------
                                                                                           --------------   -------------

                  The following summarizes the operating results of the businesses classified as discontinued operations:

                                                                                                (in millions)
                                                                                         For the Fiscal Years Ended
                                                                                                September 30,
                                                                                        1997         1996         1995
                                                                                        ----         ----         ----

             Net sales...........................................................  $        119  $       544  $    1,203
             Pre-tax income......................................................             8            4          35

         Note 5_Long-Term Debt

                  Long term debt consists of the following:

                                                                                                   (in millions)
                                                                                                 At September 30,
                                                                                               1997             1996

             7.25% Senior Notes, net...................................................  $           123  $            -
             Term loan.................................................................                -             370
             Revolving credit facility.................................................              350             250
             Other long-term debt......................................................               79             113
             Zurn debt.................................................................              190             196
                                                                                           --------------   -------------
                                                                                                     742             929
             Less current maturities...................................................             (41)            (51)
                                                                                           --------------   -------------
             Long term debt............................................................  $           701  $          878
                                                                                           --------------   -------------
                                                                                           --------------   -------------

                  During fiscal 1997, USI American Holdings, Inc. ("USIAH"), a wholly owned subsidiary of USI, issued $125 million aggregate principal amount of 7.25% Senior Notes due December 1, 2006 (the "Notes"). The net cash proceeds were $123 million after transaction fees and discounts. The Notes bear interest at 7.25% payable semiannually on June 1 and December 1, commencing June 1, 1997, and are redeemable at any time at the option of USIAH, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted at a rate based on the yield to maturity of comparable U.S. Government securities plus 10 basis points, plus, in each case, accrued interest to the date of redemption. The Notes are fully and unconditionally guaranteed by USI. The Notes are unsecured but the indenture places restrictions on, among other things, liens, subsidiary indebtedness and dividends.

                              U.S. INDUSTRIES, INC.

         Note 5-Long-Term Debt (Continued)

                  USIAH has exchanged the Notes, which were not registered under the Securities Act of 1933 at the time of issuance, for registered notes having substantially the same terms as the Notes. See Note 17 for summary financial information of USIAH. The proceeds from the sale of the Notes were used to repay a portion of the term loan under USI's then existing credit agreement (the "Previous Credit Agreement"), the remainder of which was repaid using proceeds from the initial borrowing under a credit agreement dated as of December 12, 1996 (the "Credit Agreement").

                  The Credit Agreement consists of a five year unsecured revolving line of credit of up to an aggregate amount of $750 million. The revolving credit commitment will be permanently reduced by $100 million on December 12, 1999 and by an additional $150 million on December 12, 2000. The Credit Agreement includes (i) committed advances ("Committed Advances") and (ii) uncommitted bid option advances. The Committed Advances are at lower borrowing spreads than the Previous Credit Agreement and bear interest based on, at the option of USI, (i) specified spreads over the London Interbank Offered Rate ("LIBOR") or
         (ii) the higher of the rate of interest publicly announced by Bank of America in San Francisco, California as its reference rate or 50 basis points above the federal funds rate in effect on such date (the "Base Rate"). The spreads on the LIBOR-based borrowings range between 15 and
         62.5 basis points, based upon USI's senior unsecured debt ratings for the relevant period. At September 30, 1997 three-month LIBOR was 5.72% per annum and the spread over LIBOR was 25 basis points. A facility fee is payable on a quarterly basis in arrears under the Credit Agreement on the full amount of the facility, regardless of the amount utilized. The facility fee ranges between 7.5 and 25 basis points per annum, based upon USI's senior unsecured debt ratings for the relevant period. At September 30, 1997, the facility fee was 12.5 basis points per annum.

                  The Credit Agreement places restrictions on, among other things, liens, mergers, consolidations and additional indebtedness. Its financial covenants require USI to comply with a maximum ratio of total funded debt to capital and a consolidated leverage ratio. The maximum ratios are currently .65:1.00 and 3.5:1.0, respectively. On January 1, 1998, the maximum ratio of total funded debt to capital permitted will be reduced to .60:1.00. At September 30, 1997, the terms of the Credit Agreement and Notes limit the payment of dividends and purchase of treasury stock by USI to $157 million.

                  Other long-term debt at September 30, 1997 includes $59 million of notes payable with maturities due within one year which USI expects to repay using borrowings under the Credit Agreement. All of this amount was borrowed under uncommitted short-term lines of credit. The amount of uncommitted borrowings are limited based on restrictions on unsecured indebtedness under the Credit Agreement. Availability for uncommitted short-term lines of credit at September 30, 1997 is limited to $200 million. Subsequent to year-end, this availability has been reduced to $135 million as a result of the Siemens acquisition. (See
         Note 18).

                  Prior to the merger, Zurn entered into a $250 million credit agreement in January 1997 with a group of banks for revolving loans and letters of credit up to $50 million and up to $200 million in term loans to acquire Eljer, refinance existing debt of Eljer subsidiaries, and fund a trust in connection with the U.S. Brass bankruptcy settlement. Interest is at prime or Eurodollar rates plus 0% to 1.5% and .75% to 2.5%, respectively, based on the defined ratio of debt to earnings before interest, taxes, depreciation, and amortization. Fees up to .375% are payable on unutilized loan commitments. All amounts become due if there is a change in control, as defined. In connection with the Merger, all amounts under the credit agreement were refinanced on June 11, 1998. As required by the credit agreement, Zurn entered into two-year 8.78% fixed interest rate swaps for $10.5 million and a 10.5% interest rate cap for $20 million.

                  Interest paid, including amounts under swap agreements, during fiscal 1997, 1996 and 1995 was $63 million, $67 million, and $92 million, respectively (which included interest paid to Hanson of $60 million in 1995).

                              U.S. INDUSTRIES, INC.

         Note 5-Long-Term Debt (Continued)

                  In conjunction with the fiscal 1997 repayment of outstanding indebtedness under the Previous Credit Agreement, a net-of-tax, non-cash, extraordinary charge of $2 million was incurred to write-off unamortized deferred financing costs and previously deferred losses associated with interest rate protection agreements. In fiscal 1996, in connection with entering into the Previous Credit Agreement, the Company recorded a net-of-tax, non-cash extraordinary charge of $25 million to write-off unamortized deferred financing costs and previously deferred losses associated with interest rate protection agreements.

                  On December 12, 1996 the Company paid approximately $2 million to settle interest rate protection agreements entered into in connection with the Notes. This amount is being amortized over the life of the Notes as deferred financing costs.

                  To manage its exposure to floating interest rates, the Company entered into interest rate protection agreements with major banks whereby the Company receives a floating rate based on three-month LIBOR and pays a weighted average fixed rate. Currently the fixed interest rates under the interest rate protection agreements range from 6.07% to 6.77% per annum. Net payments under the agreements amounted to approximately $5 million, $7 million and $2 million for the years ended September 30, 1997, 1996 and 1995, respectively. Such amounts are included in interest expense. All interest rate protection agreements are of notional amounts and maturities that relate to specific portions of outstanding debt, and accordingly, are accounted for as hedge transactions. The aggregate notional amounts and periods covered by such agreements are as follows:

                           September 30, 1997 through May 28, 1999.................................$300 million
                           May 29, 1999 through September 30, 1999.................................$200 million
                           October 1, 1999 through September 30, 2000..............................$100 million

                  The Company had standby letters of credit of $18 million at September 30, 1997. The fair value of these letters of credit is estimated to be the same as the contract value based on the nature of the fee arrangements with the issuable banks.

         Note 6_Pension Plans

         Domestic Benefit Plans

                  The Company and its subsidiaries have noncontributory defined benefit pension plans covering substantially all of its United States employees. The benefits under these plans are based primarily on years of credited service and compensation as defined under the respective plan provisions. The Company's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

                  The Company and its subsidiaries also sponsor defined contribution plans and also participate in multi-employer plans, which provide defined benefits to union employees of the Company's subsidiaries. Contributions relating to defined contribution plans are made based upon the respective plans' provisions. Contributions relating to multi-employer plans are based on negotiated collective bargaining agreements.

                              U.S. INDUSTRIES, INC.

         Note 6-Pension Plans (Continued)

                  Net periodic pension cost for the Company's defined benefit plans covering employees in the United States and the total contributions charged to pension expense for defined contribution and multi-employer plans covering employees in the United States are:

                                                                                              (in millions)
                                                                                For the Fiscal Years Ended September 30,
                                                                                 1997              1996             1995
          Defined benefit plans:

          Service cost_benefits earned during the period...................$            12   $            13  $           10
          Interest cost on projected benefit obligation....................             26                27              26
          Actual return on plan assets.....................................          (119)              (66)            (77)
          Net amortization and deferral....................................             78                26              39
                  Net periodic pension income for defined benefit plans....            (3)                 -             (2)
          Defined contribution plans.......................................              4                 7               6
          Multi-employer plans.............................................              2                 2               3
                                                                             --------------    --------------   -------------
                  Net pension expense......................................$             3   $             9  $            7
                                                                             --------------    --------------   -------------
                                                                             --------------    --------------   -------------

                Assumptions used in the accounting for the defined benefit plans were as follows:

                                                                                     For the Fiscal Years Ended September 30,
                                                                                     ----------------------------------------
                                                                                     1997              1996              1995
                                                                                     ----              ----              ----
          Weighted average discount rates.......................................  7.00 to 7.50%      7.50 to 7.75%    7.25 to 7.75%
          Rates of increase in compensation levels..............................  4.10 to 4.50%      4.50 to 7.75%    4.35 to 7.50%
          Expected long-term rate of return on assets...........................           9.0%               9.0%             9.0%

                  The change in the weighted average discount rate from 7.75% for fiscal 1996 to 7.5% for fiscal 1997 and other actuarial assumptions caused the projected benefit obligation at September 30, 1997 to increase by approximately $15 million.

                              U.S. INDUSTRIES, INC.

         Note 6-Pension Plans (Continued)

                  The funded status and amounts recognized in the consolidated balance sheets at September 30, 1997 and 1996 for the Company's defined benefit pension plans covering employees in the United States are:

                                                                               1997                              1996
                                                                               ----                              ----
                                                                   Plans Whose       Plans Whose     Plans Whose      Plans Whose
                                                                  Assets Exceed      Accumulated    Assets Exceed     Accumulated
                                                                   Accumulated     Benefits Exceed    Accumulated   Benefits Exceed
                                                                    Benefits           Assets          Benefits         Assets
                                                                    --------           ------          --------         ------
                                                                                             (in millions)
    Actuarial present value of benefit obligations:
       Vested benefit obligation.............................  $           (308)  $        (48)      $    (247)    $      (83)

       Nonvested benefit obligation..........................               (12)            (4)             (6)              (12)
                                                                 ----------------   ------------   -------------   ---------------
    Accumulated benefit obligation...........................              (320)           (52)           (253)              (95)



                                                                           (351)           (56)           (282)             (101)
    Projected benefit obligation.............................
    Plan assets at fair value................................                606             32             454                73
                                                                 ----------------   ------------   -------------   ---------------
    Projected benefit obligation less than (or in excess of)                 255           (24)             172              (28)
       plan assets...........................................
    Add (deduct):
       Unrecognized prior service cost.......................                  7              5               1                10
       Unrecognized net (gain) loss..........................              (163)              7            (92)                 4
       Unrecognized net (asset) obligation at date of                        (7)              -            (11)                 1
          adoption, net of amortization......................
       Adjustment required to recognize minimum liability....                  -            (8)               -               (9)
                                                                 ----------------   ------------   -------------   ---------------
    Prepaid (accrued) pension costs..........................  $              92    $      (20)    $         70    $         (22)
                                                                 ----------------   ------------   -------------   ---------------
                                                                 ----------------   ------------   -------------   ---------------




                  USI's plan assets are included in a master trust which principally invests in listed stocks and bonds, including common stock of USI which, at market value, comprises 2.7% and less than 1% of the master trust's assets at September 30, 1997 and 1996, respectively.

                  Zurn's plan assets are invested primarily in listed stocks, bonds and cash equivalents.

         Foreign Benefit Arrangements

                  Pension and other employee benefits of the Company's foreign subsidiaries are primarily provided by government sponsored plans and are being accrued currently over the period of active employment. The costs of such plans were not significant during fiscal 1997, 1996 and 1995.

                              U.S. INDUSTRIES, INC.

         Note 7_Postretirement Plans

                  The Company provides health care and life insurance benefits to certain groups of retirees.

                  The following table presents the plans' unfunded status reconciled with amounts recognized in the Company's consolidated balance sheets:

                                                                                          (in millions)
                                                                                         At September 30,
                                                                                      1997               1996
Accumulated postretirement benefit obligation:
   Retirees................................................................    $            (48)   $         (48)
   Fully eligible active plan participants.................................                  (6)              (5)
   Other active plan participants..........................................                 (10)             (10)
                                                                                 ----------------    -------------
                                                                                            (64)             (63)
   Unrecognized gain.......................................................                  (8)             (11)
                                                                                 ----------------    -------------
                                                                               $            (72)   $         (74)
                                                                                 ----------------    -------------
                                                                                 ----------------    -------------


         Net periodic postretirement benefit cost includes the following components:

                                                                                          (in millions)
                                                                                   For the Fiscal Years Ended
                                                                                          September 30,
                                                                                 1997         1996          1995
                                                                                 ----         ----          ----

Service cost.............................................................    $         1  $         1  $          1
Interest cost............................................................              4            3             3
                                                                               ----------   ----------   -----------
Net periodic postretirement benefit cost.................................    $         5  $         4  $          4
                                                                               ----------   ----------   -----------
                                                                               ----------   ----------   -----------




                  The weighted average annual assumed rate of increase in the health care cost trend rate ranged from 9.0% to 10.5% for fiscal 1997 and is assumed to decrease .5% a year to 5.5%. The effect of increasing the assumed health care cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation as of September 30, 1997 by $5.6 million and the aggregate of service and interest components of net periodic post retirement benefit for 1997 by $0.5 million.

                  The weighted average discount rate used was 7.50% and 7.50 to 7.75% at September 30, 1997 and 1996, respectively, for USI and 7.50% at September 30, 1997 and 1996 for Zurn.

                              U.S. INDUSTRIES, INC.

Note 8_Leases

         Rental expense for operating leases is:

                                                                                        (in millions)
                                                                           For the Fiscal Years Ended September 30,
                                                                             1997            1996            1995

Minimum rentals......................................................  $           24  $            24  $          23
Contingent rentals...................................................               1                2              1
                                                                         -------------   --------------   ------------
                                                                       $           25  $            26  $          24
                                                                         -------------   --------------   ------------
                                                                         -------------   --------------   ------------

         Future minimum rental commitments under noncancellable operating leases as of September 30, 1997 are:

                                                                                                 (in millions)
                                                                                                 -------------
    1998.....................................................................................         $28
    1999.....................................................................................          20
    2000.....................................................................................          14
    2001.....................................................................................           9
    2002.....................................................................................           8
    Thereafter...............................................................................          28

Note 9_Income Taxes

         Income before income taxes, discontinued operations and extraordinary loss consists of:

                                                                                        (in millions)
                                                                           For the Fiscal Years Ended September 30,
                                                                             1997            1996            1995
                                                                             ----            ----            ----
United States........................................................  $          187  $          131   $        (40)
Foreign..............................................................              51              55              52
                                                                         -------------   -------------    ------------
                                                                       $          238  $          186   $          12
                                                                         -------------   -------------    ------------
                                                                         -------------   -------------    ------------






         The provisions for federal, foreign, and state income taxes attributable to income from continuing operations consist of:

                                                                                        (in millions)
                                                                           For the Fiscal Years Ended September 30,
                                                                             1997            1996            1995
                                                                             ----            ----            ----
Current:
   Federal...........................................................  $           52  $           39   $          15
   Foreign...........................................................              18              23              19
   State.............................................................               8               6               6
                                                                         -------------   -------------    ------------
                                                                                   78              68              40
   Deferred..........................................................              24              14              14
                                                                         -------------   -------------    ------------
                                                                       $          102  $           82   $          54
                                                                         -------------   -------------    ------------
                                                                         -------------   -------------    ------------


                              U.S. INDUSTRIES, INC.

Note 9-Income Taxes (Continued)

         The Company's effective income tax provision attributable to continuing operations differs from the statutory federal income tax provision as follows:

                                                                                     (in millions)
                                                                       For the Fiscal Years Ended September 30,
                                                                          1997           1996            1995
                                                                          ----           ----            ----

Computed "expected" income tax provision .......................    $           84  $          65  $            4
Foreign income tax differential.................................                 2              4               1
State income taxes (net of federal benefit).....................                 6              5               5
Goodwill amortization...........................................                 6              4               6
Goodwill impairment.............................................                 -              -              34
Miscellaneous...................................................                 4              4               4
                                                                      -------------   ------------   -------------
                                                                    $          102  $          82  $           54
                                                                      -------------   ------------   -------------
                                                                      -------------   ------------   -------------




                                                                                           (in millions)
                                                                                          At September 30,
                                                                                       1997             1996
                                                                                       ----             ----
Deferred tax liabilities:
Property, plant and equipment.................................................    $          28   $           21
Inventory.....................................................................                3                6
Net pension assets............................................................               17               13
Other.........................................................................                4                3
                                                                                    ------------    -------------
Total deferred tax liabilities................................................               52               43
                                                                                    ------------    -------------
Deferred tax assets:
Accruals and allowances.......................................................              115              120
Postretirement benefits.......................................................               26               24
Deductible goodwill...........................................................               21               23
                                                                                    ------------    -------------
Total deferred tax assets.....................................................              162              167
                                                                                    ------------    -------------
Net deferred tax asset........................................................    $         110   $          124
                                                                                    ------------    -------------
                                                                                    ------------    -------------




         In addition to the $24 million deferred tax provision in 1997, the deferred taxes were effected by the impact of acquisitions and reclassifications of discontinued businesses.

                              U.S. INDUSTRIES, INC.

Note 9-Income Taxes (Continued)

         The classification of the deferred tax balances is:

                                                                                        (in millions)
                                                                                      At September 30,
                                                                                    1997            1996
                                                                                    ----            ----

Current asset.............................................................    $          111  $           107
Current liability.........................................................               (4)              (6)
                                                                                -------------   --------------
                                                                                         107              101
Noncurrent asset..........................................................                51               60
Noncurrent liability......................................................              (48)             (37)
                                                                                -------------   --------------
                                                                                           3               23
                                                                                -------------   --------------
Net deferred tax asset....................................................    $          110  $           124
                                                                                -------------   --------------
                                                                                -------------   --------------


         As a result of the Demerger, certain tax liabilities with respect to undistributed earnings of foreign subsidiaries arose which did not exist when these subsidiaries were held by Hanson. Such amounts, approximating $17 million, have been charged directly to paid in capital in fiscal 1995. The Demerger also resulted in changes to the tax basis of the assets and liabilities received and assumed. The determination of the full extent of the net tax benefit to be realized was finalized in late fiscal 1996 and such benefit has been credited directly to paid in capital in that year.

         Income taxes paid during fiscal 1997 and fiscal 1996 were $93 million and $63 million, respectively.

Note 10_Stock Option Plan

         The Company's stock-based compensation plans consist of USI's and Zurn's respective plans that were in effect prior to the merger, as adjusted to give effect to the exchange ratio in the merger.

         Prior to the Demerger, USI adopted a stock incentive plan (the "Stock Option Plan") providing for awards of restricted common stock and grants of options to purchase common stock to key employees of USI and its designated subsidiaries, at prices equal to the fair market value of the shares at the date of grant, and for formula grants of Common Stock to non-employee directors of USI.

         In June 1995, a total of 2,764,995 restricted shares of Common Stock were awarded to certain key employees and a total of 9,000 shares of common stock were issued to non-employee directors. As holders of restricted stock have all the rights of other stockholders, subject to certain restrictions and forfeiture provisions, such restricted stock is considered to be issued and outstanding. Restrictions on the shares will expire over seven years. Unearned restricted stock of $26 million was recorded at June 8, 1995 based on the market value of the shares on the date of issuance and is included as a separate component of stockholders' equity.

         In fiscal 1996, a total of 108,260 incentive shares were awarded to certain key employees and a total of 20,733 shares of common stock were issued to non-employee directors. The incentive shares are substantially identical in terms of issuance and restrictions to the restricted stock discussed above. Based on the market value of the shares on the various dates of issuance, $2 million of additional unearned restricted stock was recorded during fiscal 1996.

                              U.S. INDUSTRIES, INC.

Note 10-Stock Option Plan (Continued)

         In fiscal 1997, a total of 195,750 restricted shares of Common Stock were awarded to certain key employees. The restrictions on the shares will expire after seven years. The expiration of the restrictions can be accelerated under certain circumstances. Based on the market value of the shares on the various dates of issuance, $5 million of additional unearned restricted stock was recorded during fiscal 1997. Additionally, 166,065 and 25,460 restricted shares were forfeited in fiscal 1997 and 1996, respectively.

         Zurn's 1996 Employee Stock Plan provides for awarding no more than 800,000 shares of common stock (776,000 available at September 30, 1997), with maximum award limits for each participant during any twelve-month period, in the form of nonqualified and incentive stock options to purchase common stock at its market value on the award date (200,000 share limit); stock equivalent units based on common stock fair market values with settlement in common stock or cash on the achievement of established performance goals (24,000 share limit); performance units denominated in cash with settlement in common stock or cash not exceeding $300,000 per participant per year on the achievement of specific business objectives; and annual incentive stock awards (48,000 share limit) to insiders, as defined, in settlement of incentive compensation plan awards. Under Zurn's previous stock option plans, nonqualified stock options were granted to key employees to purchase shares of common stock at its market value on the grant date.
         Another plan provides to each director who is not employed by Zurn an annual award of 800 shares of common stock ($52,000 total fair value in fiscal
1997). The plan also provided for the annual distribution of a nonqualified option for 3,200 shares of common stock at its market value on the distribution date. In fiscal 1996, 2,638 shares of restricted common stock ($34,000 fair value) were issued to directors for their unvested accrued pension benefits upon the termination of future service accruals under the directors pension plan.

         Under the Company's stock option plans, the independent directors, officers and employees may be granted options to purchase the Company's stock at no less than the fair market value of the date of the option grant. The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair market value at the grant date for awards in fiscal 1997 and 1996, consistent with the provision of SFAS 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

                                                                           (in millions, except per share)
                                                                               1997              1996
                                                                               ----              ----
            Net income - as reported...................................          $252               $138
            Net income - pro forma.....................................          $250               $137
            Net income per share          -- as reported basic..........         $2.73              $1.45
                                          -- as reported diluted........         $2.64              $1.42
            Net income per share          -- as pro forma basic..........        $2.70              $1.44
                                          -- as pro forma diluted......          $2.61              $1.41

                              U.S. INDUSTRIES, INC.

Note 10-Stock Option Plan (Continued)

         These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes model with the following assumptions:

                                                                   USI Plans    Zurn Plans
            Expected dividend yield at date of grant........              0%            2%

            Expected stock price volatility.................             36%           26%
            Risk-free interest rate:
                       1997.................................           5.85%         6.84%
                       1996.................................           5.89%         6.60%
            Expected life of options........................         4 years       7 years

         The weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1997 and 1996 is $6.87 and $4.61, respectively.

         A summary of the Company's stock option activity and related information for the years ended September 30 follows:

                                           1997                            1996                             1995
                                           ----                            ----                             ----
                                                 Weighted                        Weighted                          Weighted
                                   Number         Average         Number          Average          Number          Average
                                     of          Exercise           of           Exercise            of            Exercise
                                  Options          Price         Options           Price           Options          Price
                                  -------          -----         -------           -----           -------          -----
Outstanding-beginning of year       6,419,176  $      11.94        5,890,495  $        11.95         1,516,400  $       19.54
Granted......................       1,019,312         18.82          837,573           13.02         4,390,095           9.34
Exercised....................       (681,523)          9.76         (69,907)            9.52                 -              -
Forfeited....................       (338,574)         11.74        (216,938)           12.69          (16,000)          16.98
Purchased by Company.........        (40,714)          9.31         (22,047)            8.75                 -              -
                               ---------------  ------------  ---------------  --------------  ----------------  -------------
Outstanding-end of year......       6,377,677         13.45        6,419,176           11.94         5,890,495          11.95
                               ---------------  ------------  ---------------  --------------  ----------------  -------------
                               ---------------  ------------  ---------------  --------------  ----------------  -------------
Exercisable at end of year...       2,713,998  $      14.70        2,046,295  $        15.12           875,200  $       21.74
                               ---------------  ------------  ---------------  --------------  ----------------  -------------
                               ---------------  ------------  ---------------  --------------  ----------------  -------------


                              U.S. INDUSTRIES, INC.

Note 10-Stock Option Plan (Continued)

         The following table summarizes the status of the stock options outstanding and exercisable at September 30, 1997:

                                                 Stock Options                                       Stock Options
                                                  Outstanding                                         Exercisable
                                                            Weighted         Weighted                            Weighted
                                            Number         Remaining          Average          Number            Average
Range of                                      of          Contractual        Exercise            of              Exercise
Exercise Prices                            Options            Life             Price           Options            Price
---------------                            -------            ----             -----           -------            -----
$8.75 to $12.19.....................        3,290,514       7.68 years   $         9.26         1,317,045   $          9.25
$12.97 to $20.50....................        2,191,913       7.67 years   $        15.71           572,953   $         14.99
$20.86 to $28.36....................          895,250       3.47 years   $        23.30           824,000   $         23.20
                                         -------------    -------------     ------------    --------------     -------------

Total...............................        6,377,677       7.09 years   $        13.45         2,713,998   $         14.70
                                         -------------    -------------     ------------    --------------     -------------
                                         -------------    -------------     ------------    --------------     -------------


         Options granted under the Stock Option Plan vest annually in four equal installments from the date of grant. The Company had authorization under the Stock Option Plan to grant 455,309 additional options at September 30, 1997.

Note 11_Change in Method of Evaluating Goodwill Impairment

         Prior to the Demerger, the recoverability of goodwill of the Company's businesses was evaluated by Hanson using projected undiscounted cash flows. At June 6, 1995, goodwill from acquisitions, prior to restatement for discontinuance of operations, aggregated $616.2 million, net of accumulated amortization of $238.3 million. During the quarter ended June 30, 1995, as a result of a comprehensive review of accounting policies, the Company adopted a new policy for evaluating the recoverability of goodwill and measuring its impairment based on the fair value approach. The Company believes that, in its circumstances, the fair value method of evaluating the recoverability of goodwill and measuring its impairment is preferable to the projected undiscounted cash flow method. At the time of adoption of this method, the Company anticipated that some of its businesses would be sold to meet debt repayment requirements and, therefore, would not be owned for a period of time sufficient to recover their goodwill through operations. The Company has, in fact, disposed of several businesses since adoption of this method (see Note 4).

         The Company believes that the fair value approach is a better indicator of the extent to which the goodwill may not be recoverable and, therefore, may be impaired. The change in the method of evaluating the recoverability of goodwill resulted in the recording of a pre-tax charge to continuing operations of $98 million to reflect permanent goodwill impairment in the quarter ended June 30, 1995, resulting in a reduction in goodwill amortization expense of approximately $1.65 million quarterly and approximately $6.6 million annually (see Note 2).

Note 12_Nonrecurring Charges

         During June 1995, the Company incurred nonrecurring charges aggregating $2 million associated with the closing of underutilized facilities of the Lighting Products Operations. The charge includes accruals for lease costs of vacated facilities and severance payments related to a facility that the Company is closing.

                              U.S. INDUSTRIES, INC.

Note 13_Commitments and Contingencies

         The Company is subject to a wide range of environmental protection laws. The Company has remedial and investigatory activities underway at approximately 40 sites. In addition, the Company has been named as a PRP at 17 "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable statutes.

         It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, and estimates as to the number, participation level and financial viability of any other PRP's, the extent of contamination and the nature of required remedial actions. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present fair value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable. Management expects that the amount reserved will be paid out over the periods of remediation for the applicable sites which range up to 30 years and that such reserves are adequate based on all current data. Each of the sites in question is at various stages of investigation or remediation; however, no information currently available reasonably suggests that projected expenditures associated with remedial action or compliance with environmental laws for any single site or for all sites in the aggregate, will have a material adverse affect on the Company's financial condition, results of operations or cash flows.

         At September 30, 1997, the Company had accrued approximately $22 million for various environmental related liabilities of which the Company is aware. The Company believes that the range of liability for such matters is between approximately $12 million and $27 million.

         United States Brass Corporation, an Eljer indirect wholly-owned subsidiary, filed in 1994 a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code for the purpose of systemically resolving issues resulting from sales of polybutylene plumbing systems and related litigation. On February 24, 1998, the United States Bankruptcy Court for the Eastern District of Texas confirmed the Chapter 11 Bankruptcy Plan of Reorganization filed by US Brass. On March 19, 1998 the plan became effective and the US Brass Trust was funded with approximately $50 million in cash and a $20 million noninterest bearing note, payable over ten years to pay claims resulting from US Brass polybutylene plumbing systems. As a result, US Brass emerged from bankruptcy and future US Brass polybutylene plumbing systems claims were enjoined and channeled to the Trust and a national class action settlement fund.

         Also, certain of the Company's subsidiaries are defendants or plaintiffs in lawsuits that have arisen in the normal course of business. While certain of these matters involve substantial amounts, it is management's opinion, based on the advice of counsel, that the ultimate resolution of such litigation and environmental matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                              U.S. INDUSTRIES, INC.

Note 14_Segment Data

         The Company's continuing operations are classified into four business segments: Bath and Plumbing Products, Lighting Corporation of America, Hardware and Tools and Diversified. These operations are conducted primarily in the United States, and to a lesser extent, in other regions of the world. Export sales represented 12%, 13% and 12% of the Company's total net sales for fiscal years 1997, 1996 and 1995, respectively. The principal international markets served by the Company include Europe, and to a lesser extent South America, Canada and Asia.


                                                                                     (in millions)
                                                                               For the Fiscal Years Ended
                                                                                     September 30,
                                                                                     -------------
                                                                       1997               1996               1995
                                                                       ----               ----               ----
Net Sales
   Bath and Plumbing Products................................  $              879  $            685   $             568
   Lighting Corporation of America...........................                 538               508                 492
   Hardware and Tools........................................                 308               238                 200
   Diversified...............................................                 991               933                 921
                                                                 -----------------   ---------------    ---------------
                                                                 -----------------   ---------------    ---------------

Total Net Sales..............................................  $            2,716  $          2,364   $           2,181




Operating Income (Loss)
   Bath and Plumbing Products................................  $              101  $             88   $              77
   Lighting Corporation of America...........................                  42                36                (74)
   Hardware and Tools........................................                  34                31                  24
   Diversified...............................................                 137               111                 105
                                                                 -----------------   ---------------    ----------------


Operating Income before corporate                                             314               266                 132
expenses and management fees.................................
   Corporate expenses and management fees....................                (27)              (27)                (27)
                                                                 -----------------   ---------------    ----------------


Total Operating Income.......................................  $              287  $            239   $             105
                                                                 -----------------   ---------------    ---------------
                                                                 -----------------   ---------------    ---------------






         Fiscal 1995 operating income includes non-recurring charges of $100 million related to the Lighting Corporation of America. Fiscal 1997 operating income for the Diversified Segment includes approximately $2 million of equity earnings from the Company's investment in UPI.

                              U.S. INDUSTRIES, INC.

Note 14_Segment Data (Continued)

                                                                                     (in millions)
                                                                               For the Fiscal Years Ended
                                                                                     September 30,
                                                                                     -------------
                                                                       1997               1996               1995
                                                                       ----               ----               ----
Identifiable Assets at September 30
         Bath and Plumbing Products................................   $         1,064  $          1,057  $          642
         Lighting Corporation of America...........................               282               281             270
         Hardware and Tools........................................               233               191             112
         Diversified...............................................               764               727             701
                                                                        --------------   ---------------   -------------

                                                                                2,343             2,256           1,725
         Corporate.................................................               126               111             153
                                                                        --------------   ---------------   -------------


         Total for continuing operations...........................             2,469             2,367           1,878
         Net assets held for disposition...........................                69               135             354
                                                                        --------------   ---------------   -------------


Total Identifiable Assets..........................................   $         2,538  $          2,502  $        2,232
                                                                        --------------   ---------------   -------------
                                                                        --------------   ---------------   -------------
Depreciation and Goodwill Amortization
         Bath and Plumbing Products................................   $            22  $             15  $           11
         Lighting Corporation of America...........................                10                 9              13
         Hardware and Tools........................................                 7                 4               3
         Diversified...............................................                30                29              27
                                                                        --------------   ---------------   -------------


Total Depreciation and Goodwill Amortization.......................   $            69  $             57  $           54
                                                                        --------------   ---------------   -------------
                                                                        --------------   ---------------   -------------

Capital Expenditures
         Bath and Plumbing Products................................   $            18  $             14  $           12
         Lighting Corporation of America...........................                13                10               8
         Hardware and Tools........................................                 9                 8              10
         Diversified...............................................                25                19              31
                                                                        --------------   ---------------   -------------

                                                                                   65                51              61
         Corporate.................................................                11                 -              11
                                                                        --------------   ---------------   -------------

Total Capital Expenditures                                            $            76  $             51  $           72
                                                                        --------------   ---------------   -------------
                                                                        --------------   ---------------   -------------

                              U.S. INDUSTRIES, INC.

Note 15_Geographic Areas_Financial Data

     The following table presents certain data by geographic areas:

                                                                                             (in millions)
                                                                                        For the Fiscal Years Ended
                                                                                               September 30,
                                                                                    1997           1996          1995
                                                                                    ----           ----          ----
Net Sales
United States.............................................................    $       $2,400  $      2,135  $      1,982
Foreign...................................................................               316           229           199
Operating Earnings
United States.............................................................    $          237  $        185  $         61
Foreign...................................................................                50            54            44
Identifiable Assets
United States.............................................................    $        2,254  $      2,287  $      2,037
Foreign...................................................................               284           215           195


     The Company's foreign operations are based predominantly in Europe, and to a lesser extent in South America, Canada and Asia. United States export sales to customers throughout the world were $327 million, $297 million and $261 million for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Fiscal 1995 United States operating income includes nonrecurring charges of $100 million to write off permanently impaired goodwill and to consolidate underutilized Lighting Products and Systems Operations facilities (see notes 2, 11 and 12).

Note 16_Quarterly Financial Data (unaudited)

     Summarized quarterly financial information for the fiscal years ended September 30, 1997 and 1996 is as follows (in millions, except per share):

                                                            1997                                          1996
                                                            ----                                          ----
Quarter Ended                               Dec. 31   March 31    June 30   Sept. 30       Dec. 31   March 31   June 30   Sept. 30
-------------                               -------   --------    -------   --------       -------   --------   -------   --------

Net sales.................................    $578       $664       $735       $739          $538      $571       $586      $669
Gross profit..............................     185        207        232        235           175       181        177       218
Income from continuing operations.........      26         29         38         43            20        21         25        38
Income before extraordinary loss..........      30        103         41         80            83        17         31        32
Net income................................      28        103         41         80            58        17         31        32
Basic per share...........................
   Income from continuing operations  ....   $0.28      $0.31      $0.41      $0.47         $0.20     $0.22      $0.26     $0.40
   Income before extraordinary loss ......   $0.32      $1.11      $0.44      $0.87         $0.86     $0.18      $0.33     $0.34
   Net income.............................   $0.30      $1.11      $0.44      $0.87         $0.60     $0.18      $0.33     $0.34
Diluted per share.........................
   Income from continuing operations  ....   $0.27      $0.30      $0.40      $0.46         $0.20     $0.22      $0.26     $0.39
   Income before extraordinary loss ......   $0.31      $1.07      $0.43      $0.85         $0.85     $0.18      $0.32     $0.33
   Net income.............................   $0.29      $1.07      $0.43      $0.85         $0.59     $0.18      $0.32     $0.33

                              U.S. INDUSTRIES, INC.

Note 16-Quarterly Financial Data (Unaudited) (Continued)

     Amounts above have been restated from the amounts previously reported in the Company's reports on Form 10-Q due to the merger with Zurn accounted for on a pooling of interests basis and the disposal of businesses. See Notes 3 and 4 regarding transactions that affect comparability of quarterly data.

Note 17-Summarized Financial Information of Subsidiary

     Summarized consolidated financial information of USIAH, the issuer of the Notes, is as follows:

                                                                                      (in millions)
                                                                                 For the Fiscal Years Ended
                                                                                      September 30,
                                                                                1997        1996       1995
                                                                                ----        ----       ----
                       Income Statement Data:
                           Net Sales                                             $2,204      $2,011     $1,896
                           Gross Profit                                             707         648        607
                           Income from continuing operations                        115          84       (63)
                           Net income                                               239         135       (88)



                                                                                         (in millions)
                                                                                        At September 30,
                                                                                      1997          1996
                                                                                      ----          ----
                       Balance Sheet Data:
                           Current assets                                             $947           $953
                           Non-current assets                                          859            823
                           Current liabilities                                         395            365
                           Non-current liabilities                                     703            884


Note 18_Subsequent Events (unaudited)

     In October 1997, the Company purchased the assets of Siemens Lighting, a division of Siemens AG, for $67 million. The acquired business is a leading European manufacturer and marketer of standard and customized indoor and outdoor lighting products for commercial and industrial use. Siemens Lighting (renamed SiTeco Beleuchtungstechnik GmbH ) operates manufacturing facilities in Germany, Austria and Slovenia.

     In November 1997, the Company sold the assets of Tommy Armour Golf to TearDrop Golf Company for $10 million cash, certain convertible preferred stock of TearDrop Golf, and one million shares of Common Stock of TearDrop Golf.

     In December 1997, the Company purchased Spear & Jackson plc ("Spear & Jackson") for $11 million in cash and $96 million in the Company's Common Stock, resulting in goodwill of approximately $63 million. Spear & Jackson, manufactures and distributes hand tools, lawn and garden tools, saws, cutting and industrial tools. The purchase price is subject to a cash contingency, payable on or before June 2000. The cash contingency is based upon certain performance criteria and the market value of the Company's stock and, at present, could approximate $65 million.

                              U.S. INDUSTRIES, INC.

Note 18-Subsequent Events (Unaudited) (Continued)

     In January 1998, the Company acquired certain semiconductor leadframe assets from Philips Electronics for approximately $14 million in cash. The acquired manufacturing facilities are located in the Netherlands.

     In May 1998, USI purchased certain metal components assets from Phillips Components B.V. ("Phillips") for approximately $30 million. The Company and Phillips have entered into a multi-year supply agreement. The acquired operations are located in the Netherlands.

     In June 1998, USI acquired Sundance Spas for approximately $35 million in cash. Sundance Spas, based in Chino, California, is a manufacturer of high quality self-contained spas.

     The above acquisitions have been accounted for as purchases and their results of operations will be included in the financial statements from the date of acquisition.

    Management's Discussion and Analysis of Financial Condition and Results of
                                    Operation

     The Company's operations are grouped into four segments: Bath and Plumbing Products, Lighting Corporation of America, Hardware and Tools and Diversified. The results of all operations sold or classified as discontinued, including SunLite which was discontinued in fiscal 1998, are excluded from the table below for all periods presented and are discussed separately under "Discontinued Operations". The Results of Operations have been restated in accordance with pooling of interests accounting to include Zurn's operations.

                              Results of Operations

                                                                                                  (in millions)
                                                                                               Three Months Ended
                                                                                                  December 31,
                                                                                              1997          1996
                                                                                              ----          ----
           Net Sales
                      Bath and Plumbing Products ..................... ...............   $          227  $         134
                      Lighting Corporation of America................. ...............              189            131
                      Hardware and Tools.............................. ...............               69             65
                      Diversified..................................... ...............              259            248
                                                                                            ------------    -----------

                     Total Net Sales................................................. .  $          744  $         578
                                                                                            ------------    -----------
                                                                                            ------------    -----------
           Operating Income
                  Bath and Plumbing Products ........................................ .  $           24  $          12
                  Lighting Corporation of America ................................... .              12             10
                  Hardware and Tools................................................. .               3              7
                  Diversified........................................................ .              38             34
                                                                                            ------------    -----------
                                                                                                     77             63
              Corporate expenses..................................................... .              (7)            (7)
                                                                                            ------------    -----------

                    Total Operating Income........................................... .  $           70  $          56
                                                                                            ------------    -----------
                                                                                            ------------    -----------

Merger with Zurn Industries, Inc.

     On June 11, 1998, U.S. Industries, Inc. ("USI") merged with (the "Merger") Zurn Industries, Inc. ("Zurn"), hereafter collectively referred to as the Company, by exchanging approximately 20 million shares of its common stock for all of the common stock of Zurn. Each share of Zurn common stock was exchanged for 1.6 shares of USI common stock. Outstanding Zurn employee stock options were converted at the same exchange ratio into options to purchase approximately 2 million shares of USI common stock.

     Zurn manufactures and distributes plumbing and heating, ventilating and air conditioning (HVAC) products for the construction and remodeling markets in the United States, Canada and Europe, with significant suppliers being located in China and the Pacific Rim. It designs and installs fire sprinkler systems in the states of California, Hawaii, Texas, Utah and Washington. Zurn also constructs a wide variety of systems to control and treat water and wastewater principally for government agencies in southern California.

     The merger has been accounted for as a pooling of interest under Accounting Principles Board Opinion No. 16. All prior period financial statements have been restated to present the results of operations, financial position and cash flows of USI and Zurn as a single entity. There were no transactions between USI and Zurn prior to the combination. Certain reclassifications have been made to the Zurn financial statements to conform to USI's presentations.

Three Months Ended December 31, 1997
Compared to Three Months Ended December 31, 1996

Introduction

     The Company had sales of $744 million and operating income of $70 million for the quarter ended December 31, 1997. Sales increased $166 million (28.7%) and operating income increased $14 million (25.0%) over the first quarter of fiscal 1997.

     The Bath and Plumbing Products Operations had sales of $227 million and operating income of $24 million for the quarter ended December 31, 1997, increases of $93 million (69.4%) and $12 million (100.0%), respectively, from the first quarter of fiscal 1997. The increase in sales and operating profits was primarily due to the first-time inclusion of Eljer, which was acquired by Zurn in a purchase transaction in January of 1997. The domestic bath operations contributed with an increase in sales and profits while foreign operations recorded slightly higher sales and lower profits due to weakness in the Brazilian, Italian and Asian markets.

     The Lighting Products Operations had sales of $189 million and operating income of $12 million for the quarter ended December 31, 1997, increases of $58 million (44.3%) and $2 million (20.0%), respectively, over the first quarter of fiscal 1997. The increase in sales and operating profits was due to the October 1997 acquisition of SiTeco, formerly Siemens Lighting, and the strength of specialty and architectural outdoor lighting.

     The Hardware and Tools Operations had sales of $69 million and operating income of $3 million for the quarter ended December 31, 1997, an increase of $4 million (6.2%), and a decrease of $4 million (57.1%), respectively, from the first quarter of fiscal 1997. The increase in sales was primarily due to the first-time inclusion of Spear & Jackson, which was acquired in December 1997, partially offset by reduced sales of ladders. Sales of winter tools were lower due to mild winter weather conditions. Operating profits were lower due to reduced contributions from ladder operations and the winter tool line, partially offset by the contribution from Spear & Jackson.

     The Diversified Operations had sales of $259 million and operating income of $38 million, increases of $11 million (4.4%) and $4 million (11.8%), respectively. The increase in sales was primarily due to strong sales of automotive leather partially offset by reduced sales of vacuum cleaning systems, toys, and to a lesser extent, footwear. The increase in operating income was due to increased operating profit in the toy, textile, footwear, fabricated metal auto components, electronic leadframes, and aircraft bearing refurbishment operations, along with increased equity earnings from an investment. The increase in the toy operating income resulted from lower obsolescence and markdown exposures and reduced advertising expenditures associated with the exit from the promotional toy business. The increase in the footwear operating income includes the impact of a favorable settlement of certain environmental claims. These contributions were partially offset by lower profits from vacuum cleaning systems, automotive leather sales and plastic automotive parts operations. Revenue and operating income from high margin vacuum cleaning systems declined due to lower sales in the United States and certain foreign markets, particularly Poland, the Czech Republic, Austria and Turkey. Lower profits from automotive leather sales were a result of reduced yields, and lower scrap and hide prices.

Discontinued Operations and Extraordinary Loss

     For the quarter ended December 31, 1997, the Company recorded a loss from discontinued operations of $1 million from the Company's outdoor furniture operations. In the comparable period of the prior year, the Company reported income from discontinued operations of $4 million, consisting of a gain on disposal of $1 million and income from discontinued operations of $3 million. The gain on disposal resulted from the sale of the assets of Tubular Textile Machinery (Tube-Tex). The income from discontinued operations consisted of Tube-Tex, QPF, Inc., SCM Metal Products, Inc. and the Armour Golf operations (Tommy Armour Golf and Odyssey Golf) as well as Zurn's Lynx Golf, its Mechanical Power Transmission segment and portions of its Power system Segment. The sales of Tube-Tex, QPF, Inc., SCM Metal Products, Inc. and Odyssey Golf were completed in fiscal 1997. The sale of substantially all of the remaining assets of Tommy Armour Golf was completed in November 1997.

     USI's management is evaluating its exposure to contingencies related to Zurn's discontinued Power Systems segment and considering how and when those matters could be resolved. This review will be completed by the end of fiscal 1998. Discontinued operations are not expected to have a material impact on the future operations and liquidity of the Company.

     In conjunction with the repayment of all outstanding indebtedness under a prior credit agreement, during the first quarter of fiscal 1997, a net-of-tax, non-cash, extraordinary charge of $2 million was incurred to write off unamortized deferred financing costs and for previously deferred losses associated with interest rate protection agreements.

Interest and Taxes

     Interest expense was $16 million for the quarter ended December 31, 1997, a $4 million (33.0%) increase from the comparable period of fiscal 1997. The increase is primarily due to the increase indebtedness from Zurn's acquisition of Eljer, along with a higher average interest rate for Zurn's indebtedness. Interest income was $2 million for the quarter ended December 31, 1997, which is unchanged from the comparable period of fiscal 1997.

     The provision for income taxes on continuing operations was $24 million for the quarter ended December 31, 1997, on pre-tax income of $56 million (a 42.9% effective tax rate) as compared to a $20 million provision on pre-tax income of $46 million (a 43.5% effective tax rate) in the comparable period of fiscal 1997. The decrease in the effective tax rate is attributable to the increased utilization of foreign tax credits.

                        Liquidity and Capital Resources

     The Company's primary sources of liquidity and capital resources are cash and cash equivalents, cash provided from operations and available borrowings under the Company's revolving credit facility.

     Cash from operating activities of continuing operations was $2 million more than the comparable period of the prior fiscal year. The increase in income and non cash items from continuing operations was partially offset by increased working capital requirements primarily due to tax payments.

     Cash used by discontinued operations in the first quarter of fiscal 1998 primarily consists of tax payments in connection with the sale of certain discontinued operations as well as the seasonal working capital requirements of the outdoor furniture operations.

     Investing activities used net cash of $28 million in the three months ended December 31, 1997 compared to net cash used of $4 million for the comparable period of fiscal 1997. The three months ended December 31, 1997 included net cash used for the acquisitions of SiTeco and Spear & Jackson of $34 million and capital expenditures of $17 million, partially offset by the cash proceeds from the sale of Tommy Armour Golf of $10 million, proceeds from real estate transactions of $6 million and proceeds from sales of fixed assets of $10 million. The prior year included proceeds of $21 million from the sale of net assets held for disposition, which resulted in an after tax gain of $1 million, and $3 million from real estate transactions. These amounts were offset by capital expenditures of $22 million and a net purchase of marketable securities of $9 million.

     Financing activities provided net cash of $30 million in the three months ended December 31, 1997. This included proceeds from long-term debt and notes payable in excess of repayments of $53 million, primarily used to finance acquisitions, the purchase of $20 million of the Company's common stock for treasury and dividend payments of $5 million. The prior period included net proceeds under long-term debt and notes payable in excess of repayments of $26 million and the purchase of $25 million of the Company's common stock for treasury.

     At December 31, 1997 the Company has short-term debt of $64 million denominated in German Marks and $49 million denominated in British Pounds. These borrowings have been designated as hedges of the Company's net investments in SiTeco and Spear & Jackson, acquisitions made during the first quarter of fiscal 1998. The Company refinanced this debt on a long-term basis during the second quarter of fiscal 1998 and, accordingly, this amount has been classified as other long-term debt. Other long-term debt also includes $64 million of notes payable maturing within one year which the Company expects to repay using borrowings under its revolving credit facility.

     In accordance with the terms of the Zurn Credit Agreement, the Zurn borrowings under the Credit Agreement were refinanced in June 1998, with proceeds from a short-term committed note made available from one of the Company's lenders which bears interest at a rate of approximately 5.88% per annum and has a maturity date of September 11, 1998. The Company presently expects to refinance this obligation as well as a portion of its obligations under its existing credit agreement with a portion of the proceeds from a $300 million to $500 million, in aggregate, principal amount of debt securities offered to qualified institutional investors in a transaction exempt from registration requirements of the Securities Act of 1934.

                              U.S. INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         (in millions except per share)
                                   (unaudited)

                                                                                                    Three Months Ended
                                                                                                       December 31,
                                                                                                     1997         1996
                                                                                                     ----         ----

Net sales                                                                                     $        744 $        578
Operating costs and expenses:
         Cost of products sold                                                                         511          393
         Selling, general and administrative expenses                                                  163          129
                                                                                                 ----------   ----------
Operating income                                                                                        70           56

Interest expense                                                                                        16           12
Interest income                                                                                        (2)          (2)
                                                                                                 ----------   ----------
Income before income taxes, discontinued operations and
  extraordinary loss                                                                                    56           46
Provision for income taxes                                                                              24           20
                                                                                                 ----------   ----------
Income from continuing operations                                                                       32           26
Income (loss) from discontinued operations, net of tax                                                 (1)            4
                                                                                                 ----------   ----------

Income before extraordinary loss                                                                        31           30

Extraordinary loss, net of tax                                                                           -           (2)
                                                                                                 ----------   ----------

Net income                                                                                    $         31 $         28
                                                                                                 ----------   ----------
                                                                                                 ----------   ----------

Earnings per basic share:
         Income from continuing operations                                                    $       0.34 $       0.28
         Income (loss) from discontinued operations                                                 (0.01)         0.04
         Extraordinary loss                                                                              -       (0.02)
                                                                                                 ----------   ----------

         Net income                                                                           $       0.33 $       0.30
                                                                                                 ----------   ----------
                                                                                                 ----------   ----------

Earnings per diluted share:
         Income from continuing operations                                                    $       0.33 $       0.27
         Income (loss) from discontinued operations                                                 (0.01)         0.04
         Extraordinary loss                                                                              -       (0.02)
                                                                                                 ----------   ----------
                                                                                                 ----------   ----------
         Net income                                                                           $       0.32 $       0.29
                                                                                                 ----------   ----------
                                                                                                 ----------   ----------

                 See notes to consolidated financial statements.

                              U.S. INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                                         December 31,     September 30,
                                                                             1997              1997
                                                                        (unaudited)

ASSETS
Current assets:
   Cash and cash equivalents                                           $             61  $             67
   Trade receivables, net                                                           500               502
   Inventories                                                                      570               501
   Deferred income taxes                                                            107               107
   Other current assets
                                                                                     63                55
   Net assets held for disposition                                                   58                69
                                                                          --------------    --------------

      Total current assets                                                        1,359             1,301

Property, plant and equipment, net                                                  503               422
Deferred income taxes                                                                 1                 3
Other assets                                                                        221               212
Goodwill, net                                                                       660               600
                                                                          --------------    --------------

                                                                       $          2,744      $      2,538
                                                                          --------------    --------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable                                                       $             10  $              4
   Current maturities of long-term debt                                              25                41
   Trade accounts payable                                                           179               189
   Accrued expenses and other liabilities                                           342               344
   Income taxes payable                                                              76                72
                                                                          --------------    --------------


      Total current liabilities                                                     632               650

Long-term debt                                                                      803               701
Other liabilities                                                                   255               237
                                                                          --------------    --------------

      Total liabilities
                                                                                  1,690            1,588

Commitments and contingencies

Stockholders' equity                                                              1,054              950
                                                                          --------------    --------------

                                                                       $          2,744     $      2,538
                                                                          --------------    --------------
                                                                          --------------    --------------

                 See notes to consolidated financial statements.

                              U.S. INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions-unaudited)

                                                                                     Three Months Ended
                                                                                        December 31,
                                                                                    1997           1996
                                                                                    ----           ----
OPERATING ACTIVITIES:
    Income from continuing operations                                       $         32  $          26
    Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
        Depreciation and amortization                                                 24             15
        Provision for doubtful accounts                                                1              2
        Gain on sale of excess real estate                                           (3)            (1)
    Changes in operating assets and liabilities, excluding the effects of
       acquisitions and dispositions                                                (25)
                                                                                                  (15)
                                                                               ----------     ----------
    NET CASH PROVIDED BY OPERATING
      ACTIVITIES OF CONTINUING OPERATIONS
                                                                                      29             27
                                                                               ----------     ----------

    Income (loss) from discontinued operations                                       (1)              4
   (Increase) decrease in net assets held for disposition                                             8
                                                                                    (34)
                                                                               ----------     ----------
   NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
     OF DISCONTINUED OPERATIONS
                                                                                    (35)             12
                                                                               ----------     ----------
   NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
                                                                                     (6)             39
                                                                               ----------     ----------

INVESTING ACTIVITIES:
       Proceeds from sale of net assets held for disposition                          10             21
       Acquisition of companies, net of cash acquired                               (34)              -
       Purchases of property, plant and equipment                                   (17)           (22)
       Change in marketable securities                                                 -            (9)
       Proceeds from sale of excess real estate                                        6              3
       Proceeds from sales of fixed assets                                            10              -
       Other changes in investing activities
                                                                                     (3)              3
                                                                               ----------     ----------
   NET CASH USED IN INVESTING ACTIVITIES                                            (28)
                                                                                                    (4)
                                                                               ----------     ----------

FINANCING ACTIVITIES:
       Proceeds from long-term debt                                                  332           878
       Repayment of long-term debt                                                 (275)          (854)
       Repayment of notes payable, net                                               (4)             2
       Payment of dividends                                                          (5)            (1)
       Proceeds from exercise of stock options                                         2            -
       Purchase of treasury stock                                                   (20)           (25)
                                                                               ----------     ----------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                                          30            -
                                                                               ----------     ----------

       Effect of exchange rate changes on cash                                       (2)            -

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                     (6)            35

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      67            56
                                                                               ----------     ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $         61    $         91
                                                                               ----------     ----------
                                                                               ----------     ----------

                   See notes to consolidated financial statements.

                              U.S. INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1997

Note 1-Basis of Presentation

     U.S. Industries, Inc. ("USI") manufactures and distributes a broad range of consumer and industrial products. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, Article 10 of Regulation S-X and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial data for the three months ended December 31, 1997 and 1996 are unaudited and, in the opinion of management, reflect all necessary adjustments for a fair presentation of the financial position and results of operations for the interim periods on a consistent basis. Such adjustments were of a normal and recurring nature. The results of operations for the three month period ended December 31, 1997 are not necessarily indicative of those for the full fiscal year ending October 3, 1998. For further information, refer to the Consolidated (Combined) Financial Statements and footnotes thereto included in the USI Annual Report on Form 10-KA for the year ended September 30, 1997, Zurn Industries, Inc. ("Zurn"), Annual Report on Form 10-K for the year ended March 31, 1997, and the Consolidated (Combined) Financial Statements for the fiscal year ended September 30, 1997, 1996 and 1995, and notes thereto included elsewhere in their Form 8-K.

     On June 11, 1998, USI merged with (the "Merger") Zurn, hereafter collectively referred to as the Company, by exchanging approximately 20 million shares of its common stock for all of the common stock of Zurn. Each share of Zurn common stock was exchanged for 1.6 shares of USI common stock. Outstanding Zurn employee stock options were converted at the same exchange ratio into options to purchase approximately 2 million shares of USI common stock.

     The merger has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. All prior period financial statements have been restated to present the results of operations, financial position and cash flows of USI and Zurn as a single entity. There were no transactions between USI and Zurn prior to the combination. Certain reclassifications have been made to the Zurn financial statements to conform to USI's presentations.

     The Company's fiscal year ends on the Saturday nearest to September 30. All three month data contained herein reflect results of operations for the 14-week period and 13-week period ended on the Saturday closest to December 31, 1997 and 1996, respectively, but are presented as of such date for convenience.

     The results of operations for the separate companies and combined amounts in the accompanying financial statements are as follows:

                                                                                        (in millions)
                                                                                     Three Months Ended
                                                                                         December 31,
                                                                                         ------------
                                                                                      1997         1996
                                                                                      ----         ----
             Net Sales
                   USI                                                          $          591  $         512
                   Zurn                                                                    153             66
                                                                                    -----------    -----------
                                                                                $          744  $         578
                                                                                    -----------    -----------
                                                                                    -----------    -----------

             Income from Continuing Operations
             USI                                                                $           25  $          21
             Zurn                                                                            7              5
                                                                                    -----------    -----------
                                                                                $           32  $          26
                                                                                    -----------    -----------
                                                                                    -----------    -----------
             Net Income
             USI                                                                $           24  $          21
             Zurn                                                                            7              7
                                                                                    -----------    -----------
                                                                                $           31  $          28
                                                                                    -----------    -----------
                                                                                    -----------    -----------

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                December 31, 1997

Note 1-Basis of Presentations (Continued)

     During fiscal 1998, the Company has adopted a plan to dispose of SunLite, its outdoor furniture operation, and has reclassified this operation as discontinued in the accompanying financial statements.

Note 2-Inventories

     Inventories consist of the following:

                                                                            (in millions)
                                                                    December 31,         September 30,
                                                                        1997                  1997
                                                                    (unaudited)
           Finished products                                  $                289  $                260
           Work-in process                                                     112                   106
           Raw materials                                                       169                   135
                                                                  -----------------     -----------------
                                                              $                570  $                501
                                                                  -----------------     -----------------
                                                                  -----------------     -----------------

Note 3-Long-Term Debt

         Long-term debt consists of the following:

                                                                           (in millions)
                                                                December 31,           September 30,
                                                                    1997                    1997
                                                                (unaudited)
          7.25% Senior Notes, net                      $                123           $   123
          Revolving credit facility                                     350               350
          Other long-term debt                                          203                79
          Zurn Debt                                                     152               190
                                                           -----------------       -----------------
                                                                        828               742
          Less current maturities                                        25                41
                                                           -----------------       -----------------
          Long-term debt                               $                803    $          701
                                                           -----------------       -----------------
                                                           -----------------       -----------------

     At December 31, 1997 the Company has short-term debt of $64 million denominated in German Marks and $49 million denominated in British Pounds. These borrowings have been designated as hedges of the Company's net investments in SiTeco and Spear & Jackson, acquisitions made during the first quarter of fiscal 1998 (see Note 6). The Company refinanced this debt on a long-term basis during the second quarter of fiscal 1998 and, accordingly, this amount has been classified as other long-term debt. Other long-term debt also includes $64 million of notes payable maturing within one year which the Company expects to repay using borrowings under its revolving credit facility.

     In accordance with the terms of the Zurn Credit Agreement, the Zurn borrowings under the Credit Agreement were refinanced in June 1998, with proceeds from a short-term committed note made available from one of the Company's lenders which bears interest at a rate of approximately 5.88% per annum and has a maturity date of September 11, 1998. The Company expects to refinance this obligation and a portion of its obligations under its existing credit agreement with a $300 million to $500 million debt offering in early August.

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                December 31, 1997

Note 4-Commitments and Contingencies

     The Company is subject to a wide range of environmental protection laws. The Company has remedial and investigatory activities underway at approximately 39 sites. In addition, the Company has been named as a Potentially Responsible Party ("PRP") at 17 "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable statutes.

     It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Accruals for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, and estimates as to the number, participation level and financial viability of any other PRP's, to the extent of contamination and the nature of required remedial actions. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present fair value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable. Management expects that the amount accrued will be paid out over the periods of remediation for the applicable sites which range up to 30 years and that all such reserves are adequate based on all current data. Each of the sites in question is at various stages of investigation or remediation; however, no information currently available reasonably suggests that projected expenditures associated with remedial action or compliance with environmental laws, for any single site or for all sites in the aggregate, will have a material adverse affect on the Company's financial condition, results of operations or cash flows.

     At December 31, 1997, the Company had accrued $26 million for known environmental related matters. The Company believes that the range of liability for such matters is between $13 million and $28 million.

     United States Brass Corporation ("US Brass"), a Zurn indirect wholly-owned subsidiary, filed in 1994 a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code for the purpose of systemically resolving issues resulting from sales of polybutylene plumbing systems and related litigation. On February 24, 1998, the United States Bankruptcy Court for the Eastern District of Texas confirmed the Chapter 11 Bankruptcy Plan of Reorganization filed by US Brass. On March 19, 1998, the plan became effective and the US Brass Trust was funded with approximately $50 million in cash and a $20 million noninterest bearing note, payable over ten years to pay claims resulting from US Brass polybutylene plumbing systems. As a result, US Brass emerged from bankruptcy and future US Brass polybutylene plumbing system claims were enjoined and channeled to the Trust and a national class action settlement fund.

     In the normal course of business, financial and performance guarantees are made in connection with major engineering and construction contracts and a liability is recognized when a probable loss occurs.

     Also, certain of the Company's subsidiaries are defendants or plaintiffs in lawsuits that have arisen in the normal course of business. While certain of these matters involve substantial amounts, it is management's opinion, based on the advice of counsel, that the ultimate resolution of such litigation and environmental matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                December 31, 1997

Note 5-Earnings Per Share

In February 1997, the FASB issued Statement No. 128 ("SFAS 128"), "Earnings Per Share" which was adopted on December 31, 1997. The Company has restated all prior periods. The adoption of SFAS 128 did not have a material impact on the earnings per share information previously presented.

                                      (in millions except per share)               (in millions except per share)
                                   Income from                                   Income from                Per Share
                                    Continuing                 Per Share          Continuing                  Amount
                                    Operations      Shares       Amount           Operations      Shares
                                        (For the Three Months Ended                  (For the Three Months Ended
                                            December 31, 1997)                               December 31, 1996)
Basic earnings per share          $        32           92.8  $       0.34      $         26          93.2  $     0.28
Effect of dilutive securities
   Stock options                                         1.7                                           1.4
   Nonvested restricted stock                            1.6                                           1.4
                                     ---------     ----------    ----------        ----------    ----------    --------
Diluted earnings per share        $        32           96.1  $       0.33      $         26          96.0  $     0.27
                                     ---------     ----------    ----------        ----------    ----------    --------
                                     ---------     ----------    ----------        ----------    ----------    --------


     Diluted common shares include shares that would be outstanding assuming the fulfillment of conditions that would remove the restriction on nonvested shares and the exercise of stock options. Options to purchase 32,100 shares in the three months ended December 31, 1997 and options to purchase 1,161,266 shares in the three months ended December 31, 1996 were not included in the computation of earnings per share because the options exercise prices were greater than the average market price of the common share.

Note 6-Acquisitions

     In October 1997, the Company purchased Siemens Lighting, a division of Siemens A.G., for $67 million in cash. Siemens Lighting is a leading European manufacturer and marketer of standard and customized indoor and outdoor lighting products for commercial and industrial use. Siemens Lighting (renamed SiTeco Beleuchtungstechnik GmbH, "SiTeco") operates manufacturing facilities in Germany, Austria and Slovenia.

     In December 1997, the Company purchased Spear & Jackson plc ("Spear & Jackson") for $11 million in cash and $96 million in the Company's Common Stock, resulting in preliminary goodwill of approximately $65 million. Spear & Jackson manufactures and distributes hand tools, lawn and garden tools, saws, cutting and industrial tools. The purchase price is subject to a cash contingency, payable on or before June, 2000. The additional purchase price is based upon certain performance criteria and the market value of the Company's stock and, assuming the performance criteria were met, currently approximates $65 million.

     These transactions have been accounted for as purchases and their results are included in the financial statements from their respective dates of acquisition. The allocation of purchase price is preliminary and subject to adjustment upon receipt of final valuation information and management's final estimates as to the fair value of the respective assets acquired and liabilities assumed.

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                December 31, 1997

Note 7-Summarized Financial Information of Subsidiary

     Summarized consolidated financial information of USI American Holdings, Inc. ("USIAH"), the issuer of the 7.25% Senior Notes, is as follows:

                                                                     (in millions - unaudited)
                                                                        Three Months Ended
                                                                            December 31,
                                                                          1997         1996
           Income Statement Data:
                Net sales                                                  $  591       $  512
                Gross profit                                                  185          165
                Income from continuing operations                              26           22
                Net income                                                     25           22

                                                                          (in millions)
                                                                   December 31,        September 30,
                                                                       1997                 1997
                                                                   (unaudited)
           Balance Sheet Data:
                Current assets                              $                1,028     $            947
                Non-current assets                                           1,013                  859
                Current liabilities                                            395                  395
                Non-current liabilities                                        844                  703

     Separate consolidated financial statements of USIAH are not presented as management has determined that they would not be material to investors.

Note 8-Subsequent Events

     In January 1998, the Company acquired certain semiconductor leadframe assets from Phillips Electronics for approximately $14 million in cash. The acquired manufacturing facilities are located in the Netherlands.

     In May 1998, the Company purchased certain metal component assets from Phillips Components, B.V., ("Phillips") for approximately $31 million in cash, subject to customary post closing adjustments. The Company and Philips have entered into a multi-year supply agreement. The acquired operations are located in the Netherlands.

     In June 1998, the Company purchased the assets of Sundance Spas from Clark Manufacturing, Inc., for approximately $32 million in cash, subject to customary post closing adjustments. Sundance Spas, based in Chino, California, is a manufacturer of high quality self-contained bath spas.

     The above acquisitions were accounted for as purchases and the results of their operations will be included in the financial statements from the date of acquisition.

 Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

     The Company's operations are grouped into four segments: Bath and Plumbing Products, Lighting Corporation of America, Hardware and Tools and Diversified. The results of all operations sold or classified as discontinued, including SunLite which was discontinued in fiscal 1998, are excluded from the table below for all periods presented and are discussed separately under "Discontinued Operations". The Results of Operations have been restated in accordance with pooling of interests accounting to include the results of Zurn's operations.

                             Results of Operations

                                                               (in millions)                  (in millions)
                                                            Three Months Ended             Six Months Ended
                                                                  March 31,                   March 31,
                                                               1998       1997            1998        1997
Net Sales
           Bath and Plumbing Products ..............     $        252  $  211        $        479  $     345
           Lighting Corporation of America..........              190     134                 379        265
           Hardware and Tools.......................              120      85                 189        150
           Diversified..............................              264     234                 523        482
                                                             ---------  ----------       ----------  -----------
                                    Total Net Sales      $        826  $  664        $      1,570  $   1,242
                                                             ---------  ----------       ----------  -----------
                                                             ---------  ----------       ----------  -----------
Operating Income
           Bath and Plumbing Products...............     $         27  $   22        $         51  $      34
           Lighting Corporation of America ............            12       9                  24         19
           Hardware and Tools.......................               11      10                  14         17
           Diversified ................................            37      28                  75         62
                                                             ---------    ----------    ----------    -----------
                           Total Net Sales .........     $         87  $   69        $        164  $     132

         Corporate expenses.........................              (6)      (6)                (13)        (13)
                                                             ---------    ----------    ----------    -----------

         Total Operating Income.....................     $         81  $   63        $        151  $         119
                                                             ---------    ----------    ----------    -----------
                                                             ---------    ----------    ----------    -----------

Merger with Zurn Industries, Inc.

     On June 11, 1998, U.S. Industries, Inc. ("USI") merged with (the "Merger") Zurn Industries, Inc. ("Zurn"), hereafter collectively referred to as the Company, by exchanging approximately 20 million shares of its common stock for all of the common stock of Zurn. Each share of Zurn common stock was exchanged for 1.6 shares of USI common stock. Outstanding Zurn employee stock options were converted at the same exchange ratio into options to purchase approximately 2 million shares of USI common stock.

     Zurn manufactures and distributes plumbing and heating, ventilating and air conditioning (HVAC) products for the construction and remodeling markets in the United States, Canada and Europe, with Significant suppliers being located in China and the Pacific Rim. It designs and installs fire sprinkler systems in the states of California, Hawaii, Texas, Utah and Washington. Zurn also constructs a wide variety of systems to control and treat water and wastewater principally for government agencies in southern California.

     The merger has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. All prior period financial statements presented have been restated to present the results of operations, financial position and cash flows of USI and Zurn as a single entity. There were no transactions between USI and Zurn prior to the combination. Certain reclassifications have been made to the Zurn financial statements to conform to USI's presentations.

Three Months Ended March 31, 1998
Compared to Three Months Ended March 31, 1997

Introduction

     The Company had sales of $826 million and operating income of $81 million for the quarter ended March 31, 1998. Sales and operating income increased $161 million (24.2%) and $18 million (26%), respectively, over the second quarter of fiscal 1997.

     The Bath and Plumbing Products operations had sales of $252 million and operating income of $27 million for the quarter ended March 31, 1998, increases of $41 million (19.4%) and $5 million (22.7%), respectively, from the second quarter of fiscal 1997. Significant increases in sales and operating profits in the North American bath and plumbing operations resulted from continued strength in residential construction and the impact of a full quarter of operations from Zurn's acquisition of Eljer, partially offset by the impact of reduced sales of heating ventilation and air conditioning products due to the unseasonably warm weather in North America. European bath operations improved substantially from the prior year, but were offset by declines in the Brazil and Asia and the European HVAC market.

     The Lighting Corporation of America had sales of $190 million and operating income of $12 million for the quarter ended March 31, 1998, increases of $56 million (41.8%) and $3 million (33.3%), respectively, over the second quarter of fiscal 1997. The increase in sales and operating income is primarily due to the October 1997 acquisition of SiTeco Lighting, formerly Siemens Lighting, and higher sales of outdoor and residential lighting. Sales of commercial indoor florescent fixtures continue to be affected by price competition.

     The Hardware and Tools Operations had sales of $120 million and operating income of $11 million for the quarter ended March 31, 1998, increases of $35 million (41.2%), and $1 million (10.0%) from the second quarter of fiscal 1997. The increase in sales is primarily attributable to the first time inclusion of Spear & Jackson, which was acquired in December 1997, partially offset by reduced sales of ladders. Operating profits were impacted by sharp reductions in sales of ladders, partially offset by the contribution from Spear & Jackson.

     The Diversified Operations had sales of $264 million and operating income of $37 million, increases of $30 million (12.8%) and $9 million (32.1%), respectively. The sales increases includes the significant increase in sales of automotive leather, while hide quality and low scrap prices resulted in flat operating income. The Company's leadframes, fabricated metal automotive parts and refurbished aircraft bearing businesses had increased sales and operating income. The January 1998 acquisition of the leadframe business of Philips contributed to the improvement. The Company's toy business realized a gain on sale of an investment in one of its suppliers. Sales and operating income increases in the above mentioned businesses were partially offset by sharp reductions in sales and operating income from high margin vacuum cleaners.

Discontinued Operations and Extraordinary Loss

     For the quarter ended March 31, 1998, the Company recorded a loss from discontinued operations of $7 million, net of tax from the operating losses associated with the Company's outdoor furniture operations and losses from the discontinued operations of Zurn. In the comparable period of the prior year, the Company reported income from discontinued operations of $74 million, consisting of net gains on disposals of discontinued operations of $72 million and income from discontinued operations of $2 million. The net gains resulted from gains on the dispositions of SCM Metals Products, Inc. and QPF Inc. partially offset by a loss from the sale of portions of the Zurn's Power Systems segment. The income from operations of discontinued operations consisted of the results of the companies sold and the Armour Golf Operations (Tommy Armour Golf and Odyssey
Golf).

     USI's management is evaluating its exposure to contingencies related to Zurn's discontinued Power Systems segment and considering how and when those matters could be resolved. This review will be completed by the end of fiscal 1998. Discontinued operations are not expected to have a material impact on the future operations or liquidity of the Company.

Interest and Taxes

     Interest expense was $17 million for the quarter ended March 31, 1998, a $2 million (13.3%) increase from the comparable period of fiscal 1997. The increase in interest expense was due to the higher average debt levels for the comparable periods. Interest income was $2 million for the quarter ended March 31, 1998, a $1 million increase from the comparable period of fiscal 1997.

     The provision for income taxes on continuing operations was $27 million for the quarter ended March 31, 1998, on pre-tax income of $67 million (a 40.3% effective tax rate) as compared to a $21 million provision on pre-tax income of $50 million (a 42.0% effective tax rate) in the comparable period of fiscal 1997. The decrease in the effective tax rate is primarily attributable to the increased utilization of foreign tax credits.

Six Months Ended March 31, 1998
Compared to Six Months Ended March 31, 1997

Introduction

     The Company had sales of $1,570 million and operating income of $151 million for the six months ended March 31, 1998. Sales and operating income increased $327 million (26.3%) and $32 million (24.2%), respectively, over the comparable period of fiscal 1997.

     The Bath and Plumbing Products operations had sales of $479 million and operating income of $51 million for the six months ended March 31, 1998, increases of $134 million (38.8%) and $17 million (50.0%), respectively, from the six months ended March 31, 1997. The improvement in sales and operating income is due to the January 1997 acquisition of Eljer, continued strength in North American building and improved European bath operations. These gains were partially offset by reduced sales and profits in South America and Asia.

     The Lighting Corporation of America had sales of $379 million and operating income of $24 million for the six months ended March 31, 1998, increases of $114 million (43.0%) and $5 million (26.3%), respectively, over the comparable period of fiscal 1997. The increase in sales and operating profits was due to the October 1997 acquisition of SiTeco and the strength of outdoor and residential lighting. These gains were partially offset by softness in the commercial indoor fixtures business which is experiencing intense price competition.

     The Hardware and Tools Operations had sales of $189 million and operating income of $14 million for the six months ended March 31, 1998, an increase of $39 million (26.0%) and a decrease of $3 million (17.6%), respectively, from the comparable period of fiscal 1997. The increase in sales was primarily due to the first-time inclusion of Spear & Jackson, acquired in December 1997, which was offset in large part by reduced sales of ladders. Sales of winter tools were lower due to unusually mild winter weather conditions. Operating profits were lower due to reduced contributions from ladder operations and the winter tool line, partially offset by the contribution from Spear & Jackson.

     The Diversified Operations had sales of $523 million and operating income of $75 million for the six months ended March 31, 1998, increases of $41 million (8.5%) and $13 million (21.0%), respectively, from the comparable period of the prior year. The increase in sales and operating income includes the impact of strong sales of leadframes, which includes the January 1998 acquisition of Phillips' leadframe business, and strong sales of fabricated metal automotive parts and refurbished aircraft bearings. While sales of automotive leather increased significantly, hide quality and low scrap prices resulted in a flat operating income contribution. Operating income was also impacted by a favorable settlement of certain environmental obligations in the footwear operations and a gain on the sale of an investment in a supplier of the company's toy business. The Company's toy business also benefitted from reduced obsolescence and markdown exposures associated with the exit from the promotional toy business. These increases were offset by reduced revenue and operating income from high margin vacuum cleaners which declined due to lower sales in certain foreign markets particularly Poland and the Czech Republic.

Discontinued Operations and Extraordinary Loss

     For the six months ended March 31, 1998, the Company recorded a loss from discontinued operations of $8 million which primarily consisted of the operating losses associated with the Company's outdoor furniture operations and losses from the discontinued operations of Zurn.

     For the six months ended March 31, 1997, the Company reported income from discontinued operations of $78 million, consisting of net gains on disposals of discontinued operations of $75 million and income from operations of discontinued operations of $3 million. The gains on dispositions resulted from the sales of Tubular Textile Machinery, SCM Metals Products, Inc. and the assets of QPF, Inc. partially offset by losses on the sale of Lynx Golf, the Mechanical Power Transmission Segment and portions of the Power System Segment. The income from operations of discontinued operations consisted of the results of the above named companies as well as the Armour Golf Operations (Tommy Armour Golf and Odyssey Golf).

     USI's management is evaluating its exposure to contingencies related to Zurn's discontinued Power Systems segment and considering how and when those matters could be resolved. This review will be completed by the end of fiscal 1998. Discontinued operations are not expected to have a material impact on the future operations or liquidity of the Company.

     In conjunction with the repayment of all outstanding indebtedness under a prior credit agreement, during the six months ended March 31, 1997, a net-of-tax, non-cash, extraordinary charge of $2 million was incurred to write off unamortized deferred financing costs and for previously deferred losses associated with interest rate protection agreements.

Interest and Taxes

     Interest expense was $33 million for the six months ended March 31, 1998, a $6 million (22.2%) increase from the comparable period of fiscal 1997 which includes the impact of higher average debt levels associated with the Eljer acquisition. Interest income was $4 million for the six months ended March 31, 1998, a decrease of $1 million from the comparable period of the prior year.

     The provision for income taxes on continuing operations was $51 million for the six months ended March 31, 1998, on pre-tax income of $123 million (a 41.5% effective tax rate) as compared to a $41 million provision on pre-tax income of $96 million (a 42.7% effective tax rate) in the comparable period of fiscal 1997. The decrease in the effective tax rate is primarily attributable to the increased utilization of foreign tax credits.

Liquidity and Capital Resources

     The Company's primary sources of liquidity and capital resources are cash and cash equivalents, cash provided from operations and available borrowings under the Company's revolving credit facility.

     Net cash provided by operating activities was $27 million and $1 million for the six months ended March 31, 1998 and 1997, respectively. The increase from the prior comparable period is due to reduced working capital requirements of the Zurn bath and plumbing products operations partially offset by reduced cash flows from the reduction in sales of vacuum cleaners and ladders.

     Cash used in discontinued operations in the first six months of 1998 is primarily due to cash used in the operations of the Company's outdoor furniture business and tax payments in connection with the sale of discontinued operations.

     Investing activities used net cash of $124 million in the six months ended March 31, 1998 compared to cash provided by investing activities of $54 million for the comparable period of fiscal 1997. The six months ended March 31, 1998 included net cash used for acquisitions of $103 million and capital expenditures of $50 million, partially offset by the cash proceeds from the sale of Tommy Armour Golf of $10 million as well as proceeds from the sale of fixed assets and excess real estate of $12 million and $9 million, respectively. The prior year included proceeds of $238 million from the sale of net assets held for disposition, which resulted in an after tax gain of $83 million, which were substantially offset by Zurn's purchase of Eljer and capital expenditures of $37 million.

     Financing activities provided net cash of $154 million and $25 million in the six months ended March 31, 1998 and 1997, respectively. The current period included proceeds from long-term debt and notes payable in excess of repayments of $187 million, primarily used to finance acquisitions and operations, the purchase of $35 million of the Company's Common Stock for treasury, dividend payments of $10 million and $48 million to finance the US Brass settlement. The prior period included proceeds of long-term debt and notes payable in excess of repayments of $52 million primarily used to finance acquisitions and the purchase of $27 million in treasury stock.

     During the second quarter of fiscal 1998, USI American Holdings, Inc. ("USIAH"), a wholly owned subsidiary of the Company amended the revolving credit facility to allow a portion of the available facility to be used for borrowings in currencies other than the U.S. dollar and to eliminate the previous restriction limiting certain unsecured indebtedness to $200 million. The maximum amount which may be borrowed under the facility has not changed and the Company's ability to incur indebtedness outside of the facility is still limited by certain restrictions and covenants contained therein. Upon completion of the Zurn merger, the Company repaid approximately $210 million of Zurn's indebtedness.

     At March 31, 1998 the Company has long-term debt of $63 million denominated in German marks and $50 million denominated in British pounds. These borrowings are hedges of the Company's net investments in SiTeco and Spear & Jackson, respectively. Other long-term debt also includes $50 million of notes payable maturing within one year which the Company expects to repay using borrowings under its revolving credit facility.

                              U.S. INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in millions except per share data)
                                   (unaudited)

                                                                          Three Months Ended           Six Months Ended
                                                                              March 31,                   March 31,
                                                                           1998          1997          1998           1997
                                                                           ----          ----          ----           ----
Net sales                                                             $        826 $         664 $       1,570 $        1,242
Operating costs and expenses:
         Cost of products sold                                                 577           457         1,088            850
         Selling, general and administrative expenses                          168           144           331            273
                                                                         ----------   -----------   -----------    -----------
Operating income                                                                81            63           151            119

Interest expense                                                                17            15            33             27
Interest income                                                                (2)           (1)           (4)            (3)
Other (income) expense, net                                                    (1)           (1)           (1)            (1)
                                                                         ----------   -----------   -----------    -----------
Income before income taxes, discontinued operations and
  extraordinary loss                                                            67            50           123             96
Provision for income taxes                                                      27            21            51             41
                                                                         ----------   -----------   -----------    -----------
Income from continuing operations                                               40            29            72             55
Income (loss) from discontinued operations, net of tax                         (7)            74           (8)             78
                                                                         ----------   -----------   -----------    -----------

Income before extraordinary loss                                                33           103            64            133

Extraordinary loss, net of tax                                                   -             -             -            (2)
                                                                         ----------   -----------   -----------    -----------

Net income                                                            $         33 $         103 $          64 $          131
                                                                         ----------   -----------   -----------    -----------
                                                                         ----------   -----------   -----------    -----------
Earnings per basic share:
         Income from continuing operations                            $       0.42 $        0.31 $        0.77 $         0.59
                                                                                   -             -             -
         Income (loss) from discontinued operations                         (0.07)          0.80         (.09)           0.84
         Extraordinary loss                                                      -             -             -         (0.02)
                                                                         ----------   -----------   -----------    -----------
         Net income                                                   $       0.35 $        1.11 $        0.68 $         1.41
                                                                         ----------   -----------   -----------    -----------
                                                                         ----------   -----------   -----------    -----------
Earnings per diluted share:
         Income from continuing operations                            $       0.41 $        0.30 $        0.74 $         0.57
                                                                                   -
         Income (loss) from discontinued operations                         (0.07)          0.77        (0.08)           0.81
         Extraordinary loss                                                      -             -             -         (0.02)
                                                                         ----------   -----------   -----------    -----------
         Net income                                                   $       0.34 $        1.07 $        0.66 $         1.36
                                                                         ----------   -----------   -----------    -----------
                                                                         ----------   -----------   -----------    -----------

                 See notes to consolidated financial statements.

                              U.S. INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                                                  March 31,        September 30,
                                                                                    1998               1997
                                                                               (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                                      $          61     $            67
   Trade receivables, net                                                                   592                 502
   Inventories and contracts in progress                                                    568                 501
   Deferred income taxes                                                                     83                 107
   Other current assets                                                                      77
                                                                                                                 55
   Net assets held for disposition                                                           75                  69
                                                                                  --------------    ---------------

      Total current assets                                                                1,456               1,301

Property, plant and equipment, net                                                          517                 422
Deferred income taxes                                                                         6                   3
Other assets                                                                                208                 212
Goodwill, net                                                                               657                 600
                                                                                  --------------    ---------------

                                                                                  $       2,844     $         2,538
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable                                                                  $           6     $             4
   Current maturities of long-term debt                                                      34                  41
   Trade accounts payable                                                                   214                 189
   Accrued expenses and other liabilities                                                   266                 344
   Income taxes payable                                                                      59

                                                                                                                 72
                                                                                  --------------    ---------------

      Total current liabilities                                                             579                 650

Long-term debt                                                                              945                 701
Other liabilities                                                                           247
                                                                                                                237
                                                                                  --------------    ---------------

      Total liabilities                                                                   1,771
                                                                                                              1,588

Commitments and contingencies

Stockholders' equity                                                                      1,073                 950
                                                                                  --------------    ---------------

                                                                                  $       2,844     $         2,538
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------


                 See notes to consolidated financial statements.

                              U.S. INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions-unaudited)

                                                                                              Six Months Ended
                                                                                                  March 31,
                                                                                              1998            1997
                                                                                              ----           -----
OPERATING ACTIVITIES:
    Income from continuing operations                                                 $         72  $           55
    Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
        Depreciation and amortization                                                           45              31
        Provision for doubtful accounts                                                          2               3
        Gain on sale of excess real estate                                                     (3)             (1)
        Gain on sale of subsidiary stock                                                         -             (1)
    Changes in operating assets and liabilities, excluding the effects of
    acquisitions and dispositions                                                             (89)            (86)
                                                                                         ----------    ------------
    NET CASH PROVIDED BY OPERATING
       ACTIVITIES OF CONTINUING OPERATIONS                                                     27               1
                                                                                         ----------    ------------

    Income (loss) from discontinued operations                                                 (8)             78

   Increase in net assets held for disposition                                                (52)           (109)
                                                                                         ----------    ------------
   NET CASH USED IN OPERATING ACTIVITIES
       OF DISCONTINUED OPERATIONS                                                             (60)            (31)
                                                                                         ----------    ------------
   NET CASH USED IN OPERATING ACTIVITIES                                                      (33)            (30)
                                                                                         ----------    ------------

INVESTING ACTIVITIES:
       Proceeds from sale of net assets held for disposition                                    10             238
       Acquisition of companies, net of cash acquired                                        (103)           (246)
       Purchases of property, plant and equipment                                             (50)            (37)
         Proceeds from sale of fixed assets                                                     12               -
       Change in marketable securities and investments                                         (7)              23
       Proceeds from sale of excess real estate                                                  9               5
       Other changes in investing activities                                                     5               9
                                                                                         ----------    ------------
NET CASH (USED IN) INVESTING ACTIVITIES                                                      (124)             (8)
                                                                                         ----------    ------------

FINANCING ACTIVITIES:
       Proceeds from long-term debt                                                            676           1,232
       Repayment of long-term debt                                                           (486)         (1,181)
       Repayment of notes payable, net                                                         (3)               1
       Payment of dividends                                                                   (10)             (2)
       Proceeds from exercise of stock options                                                  12               2
       Purchase of treasury stock                                                             (35)            (27)
                                                                                         ----------    ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                      154              25
                                                                                         ----------    ------------

       Effect of exchange rate changes on cash                                                 (3)             (5)
                                                                                         ----------    ------------

DECREASE IN CASH AND CASH EQUIVALENTS                                                          (6)            (18)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                67              56
                                                                                         ----------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                            $         61  $           38
                                                                                         ----------    ------------
                                                                                         ----------    ------------

                 See notes to consolidated financial statements.

                              U.S. INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 1998

Note 1-Basis of Presentation

     U.S. Industries, Inc. ("USI") manufactures and distributes a broad range of consumer and industrial products. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, Article 10 of Regulation S-X and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial data for the three and six months ended March 31, 1998 and 1997 are unaudited and, in the opinion of management, reflect all necessary adjustments for a fair presentation of the financial position and results of operations for the interim periods on a consistent basis. Such adjustments were of a normal and recurring nature. The results of operations for the three and six month periods ended March 31, 1998 are not necessarily indicative of those for the full fiscal year ending October 3, 1998. For further information, refer to the Consolidated (Combined) Financial Statements and footnotes thereto included in USI's Annual Report on Form 10-KA for the fiscal year ended September 27, 1997, Zurn Industries, Inc. ("Zurn"), Annual Report on Form 10-K for the year ended March 31, 1997, and the Consolidated (Combined) Financial Statements for the fiscal year ended September 30, 1997, 1996 and 1995, and notes thereto included elsewhere in this Form 8-K.

     On June 11, 1998, USI merged with (the "Merger") Zurn, hereafter collectively referred to as the Company, by exchanging approximately 20 million shares of its common stock for all of the common stock of Zurn. Each share of Zurn common stock was exchanged for 1.6 shares of USI common stock. Outstanding Zurn employee stock options were converted at the same exchange ratio into options to purchase approximately 2 million shares of USI common stock.

     The merger has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. All prior period financial statements have been restated to present the results of operations, financial position and cash flows of USI and Zurn as a single entity. There were no transactions between USI and Zurn prior to the combination. Certain reclassifications have been made to the Zurn financial statements to conform to USI's presentations.

     The Company's fiscal year ends on the Saturday nearest to September 30. All three and six month data contained herein reflect results of operations for the 13-week and 27 and 26-week periods ended on the Saturday closest to March 31, 1998 and 1997, respectively, but are presented as of such date for convenience.

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 March 31, 1998

Note 1-Basis of Presentation (Continued)

     The results of operations for the separate companies and combined amounts in the accompanying financial statements follow:

                                                    (in millions)                   (in millions)
                                                 Three Months Ended               Six Months Ended
                                                      March 31,                       March 31,
                                            ------------------------------    --------------------------
                                                      1998           1997           1998           1997
                                            --------------    -----------    -----------     ----------
Net Sales
     USI                                    $          667  $         540  $       1,258   $      1,052
     Zurn                                              159            124            312            190
                                            --------------    -----------    -----------     ----------
                                            $          826  $         664  $       1,570   $      1,242
                                            --------------    -----------    -----------     ----------
                                            --------------    -----------    -----------     ----------
Income from Continuing Operations
     USI                                    $           33  $          24  $          58   $         45
     Zurn                                                7              5             14             10
                                            --------------    -----------    -----------     ----------
                                            $           40  $          29  $          72   $         55
                                            --------------    -----------    -----------     ----------
                                            --------------    -----------    -----------     ----------
Net Income (Loss)
     USI                                    $           30  $         108  $          54   $        129
     Zurn                                                3            (5)             10              2
                                            --------------    -----------    -----------     ----------
                                            $           33  $         103  $          64   $        131
                                            --------------    -----------    -----------     ----------
                                            --------------    -----------    -----------     ----------

     The Company has adopted a plan to dispose of SunLite and has reflected its operations as discontinued in the accompanying financial statements.

Note 2-Inventories

     Inventories consist of the following:

                                                                            (in millions)
                                                                     March 31,           September 30,
                                                                        1998                  1997
                                                                    (unaudited)
             Finished products                                $                284  $                260
             Work-in process                                                   113                   106
             Raw materials                                                     171                   135
                                                                  -----------------     -----------------
                                                              $                568  $                501
                                                                  -----------------     -----------------
                                                                  -----------------     -----------------

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 March 31, 1998

Note 3-Long-Term Debt

Long-term debt consists of the following:

                                                                      (in millions)
                                                                 March 31,            September 30,
                                                                    1998                  1997
                                                               (unaudited)
          7.25% Senior Notes, net                        $                123     $                 123
          Revolving credit facility                                       542                       350
          Other long-term debt                                             94                        79
          Zurn debt                                                       220                       190
                                                             -----------------       -------------------
                                                                          979                       742
          Less current maturities                                        (34)                      (41)
                                                             -----------------       -------------------
          Long-term debt                                 $                945     $                 701
                                                             -----------------       -------------------
                                                             -----------------       -------------------

     During the second quarter of fiscal 1998, USI American Holdings, Inc. ("USIAH"), a wholly owned subsidiary of the Company amended its credit agreement (the "Credit Agreement") to allow a portion of the available facility to be used for borrowings in currencies other than the U.S. dollar and to eliminate the previous restriction limiting certain unsecured indebtedness to $200 million. The maximum amount which may be borrowed under the Credit Agreement has not changed and the Company's ability to incur indebtedness outside of the Credit Agreement is still limited by certain restrictions and covenants contained therein.

     At March 31, 1998, the Company had long-term indebtedness under the revolving credit facility of $63 million and $50 million denominated in German marks and British pounds, respectively. These borrowings are hedges of the Company's net investments in SiTeco and Spear & Jackson, respectively.

     Other long-term debt includes $50 million of notes payable maturing within one year which the Company expects to repay using borrowings under the Credit Agreement.

     In accordance with the terms of the Zurn Credit Agreement, the Zurn borrowings under the Credit Agreement were repaid in June, 1998, with proceeds from a short-term committed note made available from one of the Company's lenders which bears interest at a rate of approximately 5.88% per annum and has a maturity date of September 11, 1998. The Company expects to refinance this obligation and a portion of its obligations under its existing credit agreement with a $300 million to $500 million debt offering in early August.

Note 4-Commitments and Contingencies

     The Company is subject to a wide range of environmental protection laws. The Company has remedial and investigatory activities underway at approximately 36 sites. In addition, the Company has been named as a Potentially Responsible Party ("PRP") at 17 "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable statutes.

     It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Accruals for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, and estimates as to the number, participation level and financial viability of any other PRP's,

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 March 31, 1998

Note 4-Commitments and Contingencies (Continued)

to the extent of contamination and the nature of required remedial actions. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present fair value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable. Management expects that the amount accrued will be paid out over the periods of remediation for the applicable sites which range up to 30 years and that all such reserves are adequate based on all current data. Each of the sites in question is at various stages of investigation or remediation; however, no information currently available reasonably suggests that projected expenditures associated with remedial action or compliance with environmental laws, for any single site or for all sites in the aggregate, will have a material adverse affect on the Company's financial condition, results of operations or cash flows.

     At March 31, 1998, the Company had accrued approximately $24 million for various environmental related liabilities of which the Company is aware. The Company believes that the range of liability for such matters is between approximately $11 million and $26 million.

     United States Brass Corporation ("US Brass"), a Zurn indirect wholly-owned subsidiary, filed in 1994 a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code for the purpose of systemically resolving issues resulting from sales of polybutylene plumbing systems and related litigation. On February 24, 1998, the United States Bankruptcy Court for the Eastern District of Texas confirmed the Chapter 11 Bankruptcy Plan of Reorganization filed by US Brass. On March 19, 1998, the plan became effective and the US Brass Trust was funded with approximately $50 million in cash and a $20 million noninterest bearing note, payable over ten years to pay claims resulting from US Brass polybutylene plumbing systems. As a result, US Brass emerged from bankruptcy and future US Brass polybutylene plumbing system claims were enjoined and channeled to the Trust and a national class action settlement fund.

     In the normal course of business, financial and performance guarantees are made in connection with major engineering and construction contracts and a liability is recognized when a probable loss occurs.

     Also, certain of the Company's subsidiaries are defendants or plaintiffs in lawsuits that have arisen in the normal course of business. While certain of these matters involve substantial amounts, it is management's opinion, based on the advice of counsel, that the ultimate resolution of such litigation and environmental matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Note 5-Earnings Per Share

     In February 1997, the FASB issued Statement No. 128 ("SFAS 128"), "Earnings Per Share" which was adopted on December 31, 1997. The Company has restated all prior periods. The adoption of SFAS 128 did not have a material impact on the earnings per share information previously presented.

                                          (in millions except per share)          (in millions except per share)
                                      Income From                              Income From
                                        Continuing             Per Share       Continuing              Per Share
                                        Operations    Shares    Amount         Operations     Shares     Amount
                                          (For the Three Months Ended              (For the Six Months Ended
                                                March 31, 1998)                         March 31, 1998)
Basic Earnings Per Share                 $        40     94.8  $      0.42      $         72     93.8   $      0.77
Effect of dilutive securities
         Stock options                                    1.8                                     1.7
         Nonvested restricted stock                       1.3                                     1.5
                                                 ---     ----         ----               ---     -----         ----
Diluted Earnings Per Share               $       40      97.9   $     0.41       $        72     97.0    $     0.74
                                                 ---     ----         ----               ---     -----         ----
                                                 ---     ----         ----               ---     -----         ----

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 March 31, 1998

Note 5-Earnings Per Share (Continued)

                                          (in millions except per share)          (in millions except per share)
                                          (For the Three Months Ended              (For the Six Months Ended
                                                March 31, 1997)                         March 31, 1997)
                                                ---------------                         ---------------
Basic Earnings Per Share                 $        29     92.8  $      0.31      $         55     93.0   $      0.59
Effect of dilutive securities
         Stock options                                    1.6                                    1.5
         Nonvested restricted stock                       1.4                                    1.4
                                                  ---     ---                         -----     ----          ----
Diluted Earnings Per Share               $        29     95.8  $     0.30       $        55     95.9    $     0.57
                                                  ---    ----        ----             -----     ----          ----
                                                  ---    ----        ----             -----     ----          ----


     Diluted common shares include shares that would be outstanding assuming the fulfillment of conditions that would remove the restriction on nonvested shares and the exercise of stock options. Options to purchase 69,100 shares in the three and six months ended March 31, 1998 and options to purchase 188,900 shares and 521,700 shares in the three and six months ended March 31, 1997, respectively, were not included in the computation of earnings per share because the options exercise prices were greater than the average market price of the common shares.

Note 6-Acquisitions

     In January 1998, the Company acquired certain semiconductor leadframe assets of Philips Electronics, for $14 million in cash. The acquired manufacturing facilities are located in the Netherlands.

     In December 1997, the Company purchased Spear & Jackson plc ("Spear & Jackson") for $11 million in cash and $96 million in the Company's Common Stock, resulting in goodwill of approximately $63 million. Spear & Jackson, manufactures and distributes hand tools, lawn and garden tools, saws, cutting and industrial tools. The purchase price is subject to a cash contingency, payable on or before June 2000. The additional purchase price is based upon certain performance criteria and the market value of the Company's stock and, assuming the performance criteria were met, currently approximates $65 million.

     In October 1997, the Company purchased Siemens Lighting, a division of Siemens A.G., for $67 million in cash. Siemens Lighting is a leading European manufacturer and marketer of standard and customized indoor and outdoor lighting products for commercial and industrial use. Siemens Lighting (renamed SiTeco Beleuchtungstechnik GmbH) ("SiTeco") operates manufacturing facilities in Germany, Austria and Slovenia.

     In March 1997, the Company purchased certain assets of the outdoor furniture division of Sunbeam Corporation for $60 million in cash, resulting in goodwill of $14 million. The acquired business, now known as SunLite Casual Furniture, Inc. ("SunLite"), manufactures casual outdoor furniture. SunLite has since been discontinued.

     In January 1997, the Company purchased the assets of Woodings-Verona Tool Works, Inc. ("Woodings-Verona") for $5 million in cash plus the assumption of $1.2 million of debt. Woodings-Verona manufactures hot-forged heavy striking tools including sledge hammers, axes, bars, picks and railroad tools.

     In January 1997, the Company purchased the stock of Eljer Industries, Inc. ("Eljer") for $172 million in cash plus the assumption of debt resulting in goodwill of $193 million. Eljer manufactures and distributed china and cast iron plumbing fixtures, flexible plumbing systems, and heating, ventilation and air conditioning products.

                              U.S. INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 March 31, 1998

Note 6-Acquisitions (Continued)

     These transactions have been accounted for as purchases and their results are included in the financial statements from their respective dates of acquisition. The allocation of purchase price may be subject to adjustment upon receipt of final valuation information and management's final estimates as to the fair value of the respective assets acquired and liabilities assumed.

Note 7-Summarized Financial Information of Subsidiary

     Summarized consolidated financial information of USI American Holdings, Inc. ("USIAH"), the issuer of the 7.25% Senior Notes, is as follows:

                                                              (in millions - unaudited)   (in millions - unaudited)
                                                                 Three Months Ended           Six Months Ended
                                                                      March 31,                   March 31,
                                                                      ---------                   ---------
                                                                    1998        1997            1998        1997
                                                                    ----        ----            ----        ----
       Income Statement Data:
            Net sales                                           $       667  $      540      $    1,258  $    1,052
            Gross profit                                                204         169             389         335
            Income from continuing operations                            34          25              60          47
            Net income                                                   31         109              56         131



                                                                                (in millions)
                                                                      March 31,                September 30,
                                                                        1998                        1997
                                                                    (unaudited)

       Balance Sheet Data:

            Current assets                                    $                1,134          $     947

            Non-current assets                                                 1,026                859

            Current liabilities                                                  421                395

            Non-current liabilities                                              926                703

Note 8-Subsequent Events

     In May 1998, the Company purchased certain metal component assets from Philips Components, B.V., ("Philips"), for approximately $31 million in cash, subject to customary post closing adjustments. The Company and Philips entered into a multi-year supply agreement. The acquired operations are located in the Netherlands.

     In June 1998, the Company purchased the assets of Sundance Spas for approximately $32 million in cash, subject to customary post closing adjustments. Sundance Spas, based in Chino, California, is a manufacturer of high quality self-contained bath spas.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       U.S. Industries, Inc.
Dated: August 10, 1998                 By:  /s/  James O'Leary
                                          --------------------------------------
                                          Name:  James O'Leary
                                          Title: Senior Vice President
                                                 and Chief Financial Officer

                                  EXHIBIT/INDEX



Exhibit No.                                                                                 Page

23.1         Consent of Ernst & Young LLP, dated as of August 6, 1998.                       76

23.2         Consent of Preicewaterhouse Coopers LLP, dated as of August 6, 1998.            77
